Exhibit 10.1

EXECUTION VERSION

DIEBOLD NIXDORF, INCORPORATED,

as the Company

CREDIT AGREEMENT

dated as of August 11, 2023

GLAS USA LLC,

as Administrative Agent,

and

GLAS AMERICAS LLC,

as Collateral Agent

and

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

1.1.	Defined Terms	6
1.2.	Rules of Construction	39
1.3.	Accounting Terms; GAAP	39
1.4.	Interest Rates; Benchmark Notification	39
1.5.	Foreign Currency Calculations	40
1.6.	Divisions	40

ARTICLE II THE CREDITS

2.1.	Commitments	40
2.2.	Repayment of Loans; Evidence of Debt	41
2.3.	Procedures for Borrowing Loans	41
2.4.	Termination or Reduction	42
2.5.	Fees	42
2.6.	Optional and Mandatory Principal Payments	42
2.7.	Conversion and Continuation of Outstanding Advances	44
2.8.	Interest Rates, Interest Payment Dates; Interest and Fee Basis	44
2.9.	Rates Applicable After An Event of Default	45
2.10.	Pro Rata Payment, Method of Payment; Proceeds of Collateral	45
2.11.	Telephonic Notices	47
2.12.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	47
2.13.	Lending Installations	47
2.14.	Non-Receipt of Funds by the Administrative Agent	47
2.15.	[Reserved]	47
2.16.	[Reserved]	47
2.17.	Defaulting Lenders	48
2.18.	Guaranties	48
2.19.	[Reserved]	49
2.20.	Alternate Rate of Interest	49
2.21.	[Reserved]	51
2.22.	Loan Modification Offers	51
2.23.	AHYDO Payments	52

ARTICLE III CHANGE IN CIRCUMSTANCES, TAXES

3.1.	[Reserved]	52
3.2.	Increased Costs	52
3.3.	Break Funding Payments	53
3.4.	Withholding of Taxes; Gross-Up	53
3.5.	Mitigation Obligations; Replacement of Lenders	56

ARTICLE IV CONDITIONS PRECEDENT

4.1.	Closing Date	57

i

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1.	Corporate Existence and Standing	60
5.2.	Authorization and Validity	60
5.3.	No Conflict; Government Consent	60
5.4.	Financial Statements	61
5.5.	Material Adverse Change	61
5.6.	Taxes	61
5.7.	Litigation and Guarantee Obligations	61
5.8.	Subsidiaries	61
5.9.	ERISA	61
5.10.	Accuracy of Information	62
5.11.	Regulations T, U and X	62
5.12.	[Reserved]	62
5.13.	Compliance With Laws; Properties	62
5.14.	Plan Assets; Prohibited Transactions	62
5.15.	Environmental Matters	62
5.16.	Investment Company Act	62
5.17.	Intellectual Property Matters	63
5.18.	Insurance	63
5.19.	Ownership of Properties	63
5.20.	Labor Controversies	63
5.21.	Burdensome Obligations	63
5.22.	Patriot Act	63
5.23.	Anti-Corruption Laws and Sanctions	63
5.24.	Security Documents	63
5.25.	Solvency	64

ARTICLE VI

COVENANTS

6.1.	Financial Reporting	65
6.2.	Sanctions	66
6.3.	Notice of an Event of Default	66
6.4.	Conduct of Business	66
6.5.	Taxes	67
6.6.	Insurance	67
6.7.	Compliance with Laws	67
6.8.	Properties; Inspection	67
6.9.	Collateral Matters; Further Assurances, Etc.	67
6.10.	Maintenance of Ratings	70
6.11.	[Reserved]	70
6.12.	Guaranties	70
6.13.	Merger; Consolidations; Fundamental Changes	70
6.14.	Dispositions	70
6.15.	Investments and Acquisitions	72
6.16.	Liens	74
6.17.	Affiliates	76
6.18.	Indebtedness	76
6.19.	Negative Pledge Clauses	79
6.20.	Limitation on Restrictions on Subsidiary Distributions	80
6.21.	Swap Agreements	80
6.22.	[Reserved]	80
6.23.	[Reserved]	80
6.24.	[Reserved]	80
6.25.	Restricted Payments	80
6.26.	Certain Payments of Indebtedness	82
6.27.	Amendments to Organizational Documents	82
6.28.	[Reserved]	82
6.29.	Certain Post-Closing Obligations	82
6.30.	Use of Proceeds	82

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.	Acceleration	84
8.2.	Amendments	85
8.3.	Preservation of Rights	88

ARTICLE IX

[RESERVED]

ARTICLE X GENERAL PROVISIONS

10.1.	Survival of Representations	88
10.2.	Governmental Regulation	88
10.3.	Headings	88
10.4.	Entire Agreement; Integration	88
10.5.	Several Obligations; Benefits of this Agreement	88
10.6.	Expenses; Indemnification	88
10.7.	Severability of Provisions	89
10.8.	Non-liability of Agents and Lenders	90
10.9.	Confidentiality	90
10.10.	Non-reliance	91
10.11.	USA PATRIOT Act	91
10.12.	Interest Rate Limitation	91

ARTICLE XI THE AGENTS

11.1.	Appointment	92
11.2.	[Reserved]	92
11.3.	Limitation of Duties and Immunities	92
11.4.	Reliance on Third Parties	93
11.5.	Sub-Agents	93
11.6.	Successor Agent	93
11.7.	Independent Credit Decisions	94
11.8.	[Reserved]	94
11.9.	Permitted Release of Collateral and Guarantors	94
11.10.	Perfection by Possession and Control	95
11.11.	Lender Affiliates Rights	95
11.12.	[Reserved]	96
11.13.	Actions in Concert	96
11.14.	Additional Exculpatory Provisions	96
11.15.	[Reserved]	98
11.16.	Certain Acknowledgement of Lenders	98
11.17.	Right to Indemnity	99

ARTICLE XII SETOFF; ADJUSTMENTS AMONG LENDERS

12.1.	Setoff	99
12.2.	Ratable Payments	100

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.	Successors and Assigns	100
13.2.	Dissemination of Information	103

ARTICLE XIV NOTICES
14.1.	Notices	103
14.2.	Change of Address	105

ARTICLE XV

COUNTERPARTS

ARTICLE XVI CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1.	Choice of Law	105
16.2.	WAIVER OF JURY TRIAL	105
16.3.	Submission to Jurisdiction; Waivers	106
16.4.	Acknowledgments	107

ARTICLE XVII CERTAIN ADDITIONAL MATTERS

17.1.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	107
17.2.	Acknowledgement Regarding Any Supported QFCs	108
17.3.	Original Issue Discount Legend	108

EXHIBITS

EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B-1	FORM OF PARI LIEN INTERCREDITOR AGREEMENT
EXHIBIT B-2	FORM OF SENIOR LIEN INTERCREDITOR AGREEMENT
EXHIBIT C	NOTE
EXHIBIT D	TAX CERTIFICATE
EXHIBIT E	SOLVENCY CERTIFICATE
EXHIBIT F	COMPLIANCE CERTIFICATE
EXHIBIT G	SUBORDINATION AGREEMENT
EXHIBIT I	EXCHANGE MECHANICS

SCHEDULES

SCHEDULE 1.1(a)	COMMITMENTS
SCHEDULE 1.1(b)	INTEGRATED SERVICE CONTRACT AND INTEGRATED SERVICE CONTRACT DEBT
SCHEDULE 5.7	LITIGATION AND GUARANTEE OBLIGATIONS
SCHEDULE 5.8	SUBSIDIARIES
SCHEDULE 5.17	INTELLECTUAL PROPERTY
SCHEDULE 6.15	INVESTMENTS
SCHEDULE 6.16	LIENS
SCHEDULE 6.18	INDEBTEDNESS
SCHEDULE 6.29	POST-CLOSING OBLIGATIONS

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of August 11, 2023, is among DIEBOLD NIXDORF, INCORPORATED, a Delaware corporation (the “Company”), the Lenders from time to time parties hereto (as defined below), GLAS USA LLC, as Administrative Agent, and GLAS AMERICAS LLC, as Collateral Agent.

RECITALS

A. On June 1, 2023, the Company and certain of the Guarantors (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) and have continued in the possession of their assets and the management of their business pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B. On July 13, 2023, the Bankruptcy Court entered the Confirmation Order approving the Chapter 11 Plan of the Debtors, and concurrently with the making (and/or deemed making) of the Term Loans hereunder, the effective date with respect to the Chapter 11 Plan has occurred.

C. By execution and delivery of this Agreement and the other Loan Documents and entry of the Confirmation Order in respect of the Debtors, the Guarantors agree to guarantee the Obligations, and the Company and each Guarantor agrees to secure all of the Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, the Collateral, on and subject to the terms and priorities set forth in the other Loan Documents.

D. The Company and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of extensions of credit under this Agreement.

E. The Lenders are willing to extend such credit to the Company on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accepting Lenders” has the meaning set forth in Section 2.22.1.

“Accrual Period” has the meaning set forth in Section 2.23.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person or, with respect to any non-Wholly Owned Subsidiary, additional Voting Stock thereof.

“Ad Hoc Group” means those certain Lenders represented by the Ad Hoc Group Advisors as of the Closing Date.

“Ad Hoc Group Advisors” means Davis Polk & Wardwell LLP and Houlihan Lokey, Inc., as counsel and financial advisor, respectively, to the Ad Hoc Group, as well as any local counsel(s) to the Ad Hoc Group, including, but not limited to, Loyens & Loeff N.V. and Porter Hedges LLP.

“Additional Agreement” has the meaning set forth in Section 11.9(e).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the Daily Simple SOFR; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Loan denominated in Dollars, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means GLAS USA LLC in its capacity as contractual representative of the Lenders appointed as administrative agent pursuant to Article XI, and not in its individual capacity, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans of the same Type, Class and, in the case of Term Benchmark Loans, for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).

“Affected Class” has the meaning set forth in Section 2.22.1.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent Fee Letter” means that certain Administrative Agent and Collateral Agent Fee Letter, dated as of the Closing Date, entered into by and among the Company, the Administrative Agent, and the Collateral Agent.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Accrual” has the meaning set forth in Section 2.23.

“Aggregate Commitments” means the aggregate Commitments of all Lenders.

“Aggregate Outstandings” means as at any date of determination with respect to any Lender, the sum on such date of the aggregate unpaid principal amount of such Lender’s Loans on such date.

“Agreement” has the meaning set forth in the recitals hereto.

“AHYDO Payment” has the meaning set forth in Section 2.23.

“AHYDO Trigger Date” has the meaning set forth in Section 2.23.

“All-in Yield” means the yield of the applicable Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case payable generally to lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees or other fees not paid to the applicable lenders generally.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.20 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.20(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 5.00%, such rate shall be deemed to be 5.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time primarily or in any material manner concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and the United Kingdom Bribery Act of 2010.

“Applicable Margin” means (a) in the case of Term Benchmark Loans, 7.50% and (b) in the case of Floating Rate Loans, 6.50%.

“Approved Fund” has the meaning set forth in Section 13.1.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale Prepayment Event” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.14 other than clauses (vi) and (xviii)) that yields gross proceeds to the Company or any Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000 in the aggregate for all such Dispositions (including any Recovery Events excluded pursuant to the definition thereof) in any fiscal year of the Company; provided that the total amount excluded pursuant to this exception shall not exceed $15,000,000 during the term of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, the principal executive officers, managing members, general partners of such Person, or any other individuals authorized by such Person to represent that Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents, chief financial officer, treasurer, assistant treasurer, controller, director, secretary or assistant treasurer (but, in any event, with respect to financial matters, “Authorized Officer” shall mean such Person’s chief financial officer, treasurer, assistant treasurer or controller) or, in each case, the equivalent thereof and provided such officer is authorized to represent that Loan Party.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of ‘Interest Period’ pursuant to clause (e) of Section 2.20.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (x) any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof or (y) in the case of a solvent Lender and Parent, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Lender or Parent is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed; provided, further, that such ownership interest or appointment does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Adjusted Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.20.

“Benchmark Replacement” means, for any Available Tenor, Adjusted Daily Simple SOFR. If the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for Dollars, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (b) with respect to a limited liability company, the board of managers or directors of the company or such managers, directors or committee serving a similar function; (c) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3 as a date on which the Company requests the Lenders to make Loans hereunder.

“Borrowing Notice” has the meaning set forth in Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed. Notwithstanding the foregoing, when the term “Business Day” is used in relation to Term Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Term Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Term Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) Dollars; (ii) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) Dollar denominated time deposits, certificates of deposit, demand deposits, overnight bank deposits and bankers’ acceptances of any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank, an “Approved Lender”), (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender, commercial paper with a short-term commercial paper rating of at least investment grade or the equivalent thereof, marketable short-term money market and similar funds of at least investment grade or the equivalent thereof, (v) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (vi) readily marketable direct obligations issued by (x) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (y) any foreign government or any political subdivision or public instrumentality, in each case of at least investment grade or the equivalent thereof, (vii) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (vi) above, (viii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above and (ix) other securities and financial instruments which offer a security comparable to those listed above.

“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any Person (other than a Permitted Holder), including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person (other than a Permitted Holder) shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (other than a Permitted Holder) (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30.0% of the combined voting power of the Company’s Voting Stock.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Chapter 11 Plan” means the Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization, dated July 11, 2023 [Docket No. 241] and all exhibits, supplements, appendices, and schedules thereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Chapter 15 Proceedings” means the voluntary petition for relief under Chapter 15 of the Bankruptcy Code filed by Diebold Dutch in the Bankruptcy Court seeking recognition of the Dutch Scheme Proceedings and related relief.

“Charges” has the meaning set forth in Section 10.12.

“Class”, when used in reference to any Loan, refers to whether such Loan is, as the context requires, a Term Loan or an extended Term Loan. For the avoidance of doubt, each extended Term Loan is of a different Class than the Class or Classes of Term Loan from which it was converted.

“Closing Date” means August 11, 2023.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Loan Parties, wherever located, on which Liens are or are purported to be granted pursuant to any Security Document in favor of the Collateral Agent, on behalf of the Secured Parties, to secure any of the Obligations.

“Collateral Agent” means GLAS Americas LLC in its capacity as collateral agent appointed pursuant to Article XI and not in its individual capacity, and any successor Collateral Agent appointed pursuant to Article XI.

“Collateral and Guarantee Requirement” means, at any time and solely with respect to each Loan Party or Domestic Subsidiary of the Company not constituting an Excluded Subsidiary, the requirement that:

(a) the Administrative Agent and the Collateral Agent shall have received from (i) the Company and each Domestic Subsidiary of the Company not constituting an Excluded Subsidiary either (x) a counterpart of the Guaranty duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Guarantor after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guaranty, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) each Loan Party either (x) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes or is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, documents and, to the extent reasonably requested by the Administrative Agent or the Collateral Agent (each, acting at the direction of the Required Lenders), opinions, documents and certificates of the type referred to in Section 4.1;

(b) all outstanding Equity Interests of the Subsidiaries of the Company (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of the Company or any Subsidiary in a principal amount of $10,000,000 or more is owing by such obligor to any Loan Party and if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, Control Agreements and intellectual property security agreements, required by the Security Documents or Requirements of Law and reasonably requested by the Administrative Agent, acting at the direction of the Required Lenders, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e) the Collateral Agent shall have received as soon as possible and in any event within 90 days after the Closing Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree) (i) counterparts of a Mortgage with respect to each Mortgaged Property that is not an Excluded Asset, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Collateral Agent, acting at the direction of the Required Lenders) of the fair market value of such Mortgaged Property and fixtures, as reasonably determined by the Company and not objected to by the Collateral Agent, acting at the direction of the Required Lenders, within five (5) Business Days after notice of such determination is provided by the Company to the Collateral Agent, issued by a nationally recognized title insurance company selected by the Company and not objected to by the Collateral Agent, acting at the direction of the Required Lenders, within five (5) Business Days after notice of such selection is provided by the Company to the Collateral Agent, insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.16, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Collateral Agent, acting at the direction of the Required Lenders, may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (iii) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (iv) evidence of payment by the Company or any Subsidiary of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (v) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (vi) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and each Loan Party relating thereto), (vii) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Regulations and as required under Section 6.9, and (viii) such legal opinions as the Administrative Agent or the Collateral Agent, acting at the direction of the Required Lenders, may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) (i) with respect to any Required Account maintained by a Loan Party on the Closing Date, each Loan Party shall have used commercially reasonable efforts to obtain a Control Agreement with respect to such Required Account, within 90 days after the Closing Date (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), (ii) with respect to any Required Account established by a Loan Party after the Closing Date, each Loan Party shall have used commercially reasonable efforts to obtain a Control Agreement with respect to such Required Account within 90 days after the opening of such Required Account (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree), and (iii) with respect to any Required Account acquired by a Loan Party after the Closing Date, each Loan Party shall have used commercially reasonable efforts to obtain a Control Agreement with respect to such Required Account, within 90 days after the date of such acquisition (or such later date as the Administrative Agent, acting at the direction of the Required Lenders, shall reasonably agree) (unless such account is closed prior to such date), in each case, unless waived by the Administrative Agent, acting at the direction of the Required Lenders; provided that in each case of this clause (f) if after the applicable Loan Party’s use of commercially reasonable efforts to obtain such Control Agreement it is not able to obtain such Control Agreement, then the applicable Loan Party shall transfer the amounts in the applicable Required Account to another Required Account that is subject to a Control Agreement and upon such transfer shall be deemed to have complied with the requirements of this clause (f).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of, or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of guarantees by any Subsidiary (i) if, and for so long as, and to the extent, that the Administrative Agent, acting at the direction of the Required Lenders, and the Company reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such guarantees (taking into account any material adverse Tax consequences to the Company and its Subsidiaries (including the imposition of material withholding or Other Taxes)), outweighs the benefits to be obtained by the Lenders therefrom and/or (ii) the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (C) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) except with respect to any Required Accounts, in no event shall Control Agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by Control Agreements, (d) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $10,000,000 and, other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10,000,000, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent, acting at the direction of the Required Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means as to any Lender, its Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning set forth in the preamble hereto.

“Compliance Certificate” has the meaning set forth in Section 6.1(iv).

“Condemnation” has the meaning set forth in Section 7.8.

“Confirmation Order” means the Order Approving Disclosure Statement and Confirming the Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 254], which has been entered by the Bankruptcy Court on July 13, 2023.

“Consolidated Net Income” means as of any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP.

“Control Agreement” means an agreement in customary form (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, reasonably acceptable to the Collateral Agent) which provides for the Collateral Agent to have control (including “control” as defined in Section 9- 104 of the UCC or Section 8-106 of the UCC, as applicable) of “deposit accounts” (as defined in the UCC) or “securities accounts” (as defined in the UCC).

“Controlled Group” means all members of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which the Company is a member, all trades or businesses (whether or not incorporated) that are under common control, within the meaning of Section 414(c) of the Code, with the Company or, for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA, all members of an affiliated service group, within the meaning of Section 414(m) or (o) of the Code, of which the Company is a member.

“Conversion/Continuation Notice” has the meaning set forth in Section 2.7.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 17.2.

“Credit Facility” means the Commitments and the extensions of credit made thereunder.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Financial Officer” means, with respect to the Company, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or any position similar to any of the foregoing.

“Designated Joint Venture Transaction” means the unwinding of joint venture transactions existing as of the Closing Date and approved by the Required Lenders.

“Diebold Dutch” means Diebold Nixdorf Dutch Holding B.V.

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Term Loan Credit Agreement, dated as of June 5, 2023, by and among the Company, the lenders from time to time party thereto, the Administrative Agent and the Collateral Agent.

“DIP Loans” means the “Loans” (as defined in the DIP Credit Agreement).

“DIP Term Loan Refinancing” means the repayment in full of the outstanding principal amount of the DIP Loans and the termination of all commitments under the DIP Credit Agreement.

“Disclosure Statement Date” means the date of approval by the Bankruptcy Court of the disclosure statement delivered in connection with the Chapter 11 Plan, which date is July 13, 2023.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback (including a Sale and Leaseback Transaction), assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests) at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest (other than solely for Capital Stock of such Person that does not constitute Disqualified Equity Interests) that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Company to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Company may not repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Latest Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender” means (a) banks, financial institutions and other institutional lenders separately identified in writing by the Company to the Administrative Agent prior to the Closing Date, (b) any competitors of the Company or its Subsidiaries that were separately identified in writing by the Company to the Administrative Agent from time to time on three (3) Business Days’ prior written notice, and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Company to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name to an entity set forth on the Disqualified Lender list pursuant to clauses (a) and (b). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender. There shall be no retroactive disqualification of an entity that has (i) acquired an assignment or participation interest, (ii) entered into a trade for either of the foregoing or (iii) become a competitor of the Company or its Subsidiaries, in each case, before such entity is added to the Disqualified Lender list. The Administrative Agent may post the Disqualified Lender list to its agency intralinks or similar site, for access by all Lenders (private and public). Any updates to the Disqualified Lender list shall not become effective until three (3) Business Days after receipt of such update by the Administrative Agent or the end of such lesser time period, if any, as is acceptable to the Administrative Agent.

“Dollar Equivalent Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is in Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars as determined pursuant to Section 1.5.

“Dollars”, “U.S. Dollars” and “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means each present and future Subsidiary of the Company that is not a Foreign Subsidiary.

“Dutch Scheme Proceeding” means the restructuring proceeding with respect to which Diebold Dutch filed a start declaration in the District Court of Amsterdam pursuant to the Dutch Act on Confirmation of Extrajudicial Plans (Wet homologatie onderhands akkoord) on June 1, 2023.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all applicable federal, state, provincial, territorial, municipal, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) pollution or the protection of the environment, (b) the effect of the environment or Hazardous Substances on human health and safety, (c) emissions, discharges or releases of Hazardous Substances into the environment, including surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up, investigation or other remediation thereof.

“Environmental Liability” means any liability contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) any Hazardous Substances, including exposure to or Releases of Hazardous Substances or (c) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“Equivalent Amount” of any currency with respect to any amount of any other currency at any date means the equivalent in such currency of such amount of such other currency, calculated pursuant to Section 1.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means an event described in Article VII.

“Exchange Rate” means on any day the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. If such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Assets” means (i) any fee-owned real property located outside the United States, (ii) any fee-owned real property located in the United States having a fair market value equal to or less than $10,000,000, (iii) leasehold interests (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts, landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents), (iv) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), or to the extent that such security interests would result in material adverse tax consequences to the Company and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Company, (v) those assets as to which the Administrative Agent (acting at the direction of the Required Lenders) and the Company reasonably determine that the costs of obtaining a security interest in such assets or perfection thereof, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) to the extent requiring the consent of one or more third parties or prohibited by (including by triggering a change of control provision or, repurchase obligation under) the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement (in each case, to the extent reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders), after taking commercially reasonable efforts to obtain such consent or have such prohibition waived), Equity Interests in any Person other than Wholly Owned Subsidiaries, (viii) Margin Stock, (ix) letter of credit rights, chattel paper, promissory notes (other than intercompany notes (it being understood and agreed that Company and its Subsidiaries may deliver a global intercompany note and allonge in lieu of taking any creation, perfection, priority or other actions with respect to any individual intercompany notes)) and commercial tort claims below $2,000,000 (except to the extent perfection can be achieved by the filing of a UCC financing statement), (x) any governmental licenses or state, provincial, territorial or local franchises, charters and authorizations to the extent security interest is prohibited thereby (after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and excluding the proceeds and receivables thereof), (xi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, but in each case subject to the terms of the Collateral and Guarantee Requirements (other than to the extent no additional action needs to be taken with respect to any such assets to create or perfect a security interest in any such assets), and (xii) Excluded Equity.

“Excluded Equity” means (i) any voting Equity Interests in excess of 65% of the outstanding voting Equity Interests of (x) any Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, (y) any Domestic Subsidiary substantially all of the assets of which are Equity Interests or Indebtedness of Subsidiaries described under clause (x), and (z) any Subsidiary of Subsidiaries described under clause (x) and (y), and (ii) any Equity Interests of any Subsidiary that are not required to be pledged pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Subsidiaries” means (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Foreign Subsidiary, (iii) any Domestic Subsidiary substantially all of the assets of which are Capital Stock or Indebtedness of Excluded Subsidiaries under clause (i), (iv) [reserved], (v) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (vi) any non-Wholly Owned Subsidiary, (vii) [reserved], and (viii) Immaterial Subsidiaries.

“Excluded Taxes” means, with respect to any payment made by any Withholding Agent under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any Tax attributable to such Recipient’s failure to comply with Section 3.4(f), (c) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (d) any withholding Taxes imposed by FATCA.

“External Subsidiary” means a Subsidiary of the Company which is not a Loan Party.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease Obligations” of a Person means the amount of the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, in conformity with GAAP, accounted for as a finance lease (rather than an operating lease) on the balance sheet of that Person, and, for purposes hereof and subject to Section 1.2, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Loan” or “Floating Rate Advance” means a Loan which bears interest at the Floating Rate.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973 and (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate is 4.00%.

“Foreign Intellectual Property” means any right, title or interest in or to any intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantor” means (a) with respect to the Obligations of the Company, each of its present and future Subsidiaries executing a Guaranty as a guarantor at any time and (b) with respect to the Obligations of any Guarantor, the Company and each of its present and future Subsidiaries that executes a Guaranty as a guarantor at any time.

“Guaranty” means the Guarantee Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, and as the same may be supplemented or modified from time to time substantially in the form of such Guarantee Agreement or otherwise in form and substance reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders).

“Hazardous Substances” means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 USC § 9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and Recovery Act (42 USC § 6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs) or per- and polyfluoroalkyl substances; (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law or; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically hazardous substance under any Environmental Law.

“Immaterial Subsidiary” means each Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 5.00% of the consolidated gross revenues (after intercompany eliminations) of the Company and its Subsidiaries or (b) 5.00% of the Total Assets (after intercompany eliminations) of the Company and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Company for which financial statements were delivered pursuant to Section 6.1(i) or (ii); provided that if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.00% of such consolidated gross revenues or more than 10.0% of the Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or Total Assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the Total Assets, each as described in clause (a) above.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments, to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Finance Lease Obligations, (e) all reimbursement obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b)), whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or similar financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.6(b).

“Ineligible Person” means (a) a natural person, (b) a Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (c) other than as set forth and in accordance with Section 13.1(b)(iii), the Company or any of its Subsidiaries or other controlled Affiliates.

“Initial Lender” means each of the lending institutions listed on Schedule 1.1(a) to this Agreement as of the Closing Date.

“Integrated Service Contract” means a contract of the type described in Schedule 1.1(b).

“Integrated Service Contract Debt” means Indebtedness of the type described in Schedule 1.1(b).

“Interest Period” means with respect to any Term Benchmark Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.20(e) shall be available for specification in such Borrowing Notice or Conversion/Continuation Notice. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business), Acquisition or equity investment or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.

“IRS” means the United States Internal Revenue Service.

“Junior Debt” means (i) any Indebtedness that is secured by a Lien on any Collateral ranking junior to the Lien on the Collateral securing any of the Obligations, (ii) any unsecured Indebtedness, (iii) Subordinated Indebtedness and (iv) any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) any of the foregoing.

“Latest Maturity Date” means with respect to the issuance of Equity Interests, the latest maturity date applicable to the Credit Facility as determined on the date such Equity Interests are issued.

“Lenders” means each of the Initial Lenders and their respective successors and, to the extent permitted by Section 13.1, assigns.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or Affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit, bankers’ acceptance or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means any acquisition not involving an Affiliate of the Company the consummation of which by the Company or any of its Subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Agent Fee Letter, the Notes, any Guaranties and the Security Documents (including in each case, any amendments thereto).

“Loan Party” means the Company or any Guarantor.

“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability against any of the Loan Parties of any of the Loan Documents or the rights or remedies of the Administrative Agent, Collateral Agent or the Lenders thereunder.

“Material Intellectual Property” means any intellectual property (or rights therein) that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Maximum Accrual” has the meaning set forth in Section 2.23.

“Maximum Rate” has the meaning set forth in Section 10.12.

“Moody’s” means Moody’s Investors Service, Inc., and any successor-in-interest thereto.

“Mortgaged Property” means any real property and the improvements thereon owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.1 (if any) or Section 6.9 (if any).

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent, for the benefit of the Secured Parties, in customary form (and, in the case of protections for the benefit of the Collateral Agent or obligations of the Collateral Agent, reasonably acceptable to the Collateral Agent).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute or with respect to which the Company or any member of the Controlled Group has any liability.

“Net Cash Proceeds” means (a) in connection with any Asset Sale Prepayment Event or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations secured by the properties or assets that are the subject of such Asset Sale Prepayment Event or Recovery Event (in each case, other than Junior Debt) or received in the form of any other non-cash asset that is not converted to cash within 180 days), net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, territorial, foreign and local taxes required to be paid or reasonably expected to be paid or accrued as a liability under GAAP (after taking into account any tax credits or deductions that are available or reasonably expected to be available and any tax sharing agreements), as a consequence of such Asset Sale Prepayment Event or Recovery Event and (ii) amounts required to be applied to the repayment of Indebtedness (A) incurred pursuant to Section 6.18(iv) if such Indebtedness is secured by the Collateral on a senior basis to the Obligations (it being understood that the aggregate amount to be deducted pursuant to this clause (ii)(A) shall in no event exceed $200,000,000), (B) that is secured by any assets (excluding Collateral) to the extent of the value of such assets being sold subject to such event or (C) to the extent required by (x) any Indebtedness of an External Subsidiary and/or (y) applicable law and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts or placement agents’ fees, listing fees, discounts or commissions, brokerage, consultant and other fees and charges and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” has the meaning set forth in Section 2.2.6.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that if the NYFRB Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means collectively, the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Company and each Guarantor to the Administrative Agent, the Collateral Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Company or any Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Finance Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights to the extent recourse to the Company or any of its Subsidiaries (including without limitation, to the extent so recourse, pursuant to an Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt), or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing (in the case of transactions described in, or equivalent to those described in clause (iii) above, solely to the extent recourse to the Company or any of its Subsidiaries) but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the memorandum of association, the certificate or articles of association, formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Applicable Asset Sale Indebtedness” has the meaning set forth in Section 2.6.12.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.5(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Pari Passu Lien Debt” means any Indebtedness that is secured by Liens on assets including all or part of the Collateral that are pari passu in priority with the Liens on the Collateral securing the Term Loans.

“Participant” has the meaning set forth in Section 13.1(c).

“Participant Register” has the meaning set forth in Section 13.1(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Date” means the last Business Day of each March, June, September and December occurring after the Closing Date, beginning with September 29, 2023.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and that, in connection therewith, may also provide for (a) (i) a change in the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable to the applicable Loans and/or Commitments of the Accepting Lenders that are (i) less favorable to such Accepting Lenders than the terms of this Agreement immediately prior to giving effect to such Permitted Amendment or (ii) no more restrictive, when taken as a whole, than those under this Agreement benefiting the Class of Loans subject thereto as in effect immediately prior to giving effect to such Permitted Amendment (except for covenants or other provisions applicable only to periods after the then latest final maturity date of any Loans or Commitments under this Agreement) and that, in each case of clauses (d)(i) and (d)(ii), are reasonably acceptable to the Administrative Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 45 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.9 or that secure appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole;

(h) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(i) Liens granted by (1) a Loan Party to another Loan Party, (2) a Subsidiary that is not a Loan Party to a Loan Party and (3) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(j) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Subsidiaries;

(k) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;

(m) deposits in the ordinary course of business to secure liability to insurance carriers;

(n) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(o) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary;

(p) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a cash management agreement or Swap Agreement, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank;

(q) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(r) precautionary financing statement filings in connection with operating leases;

provided that, in any event, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holders” means (i) funds and accounts advised by Capital Research and Management Company or its Affiliates.

“Permitted Integrated Service Contract Transactions” means transactions related to or for the purpose of entering into Integrated Service Contracts.

“Permitted Lien” means any Lien permitted by Section 6.16 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case, including by exchange offers and private exchanges) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the original principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts and underwriting discounts, defeasance costs, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness is no earlier than the final maturity date and then remaining weighted average life of the Indebtedness being Refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is (or would have been required to be) secured (whether senior, equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by a Lien on the same property that secures the Indebtedness that is being Refinanced on terms no less favorable (including as to priority of such Lien), taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, and to the extent the Obligations are secured by such property, shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent (acting at the direction of the Required Lenders) (it being agreed that any intercreditor agreement substantially in the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable, shall be acceptable) and (f) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured.

“Person” means any natural person, corporation, firm, joint venture, limited liability company, unlimited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 of ERISA and as to which the Company or any member of the Controlled Group has any obligation to contribute or with respect to which the Company or any member of the Controlled Group has any liability.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Acquisition, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Company for which financial statements are required to have been delivered pursuant to Section 6.1(i) or (ii) or, if such calculation is made prior to the first delivery of such financial statements, as of the first day of the period of four consecutive fiscal quarters ending on September 30, 2023.

“Pro Rata Share” means, for each Lender, the ratio of such Lender’s Term Loans and Commitments to the aggregate amount of all outstanding Term Loans and Commitments.

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.2.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) the Collateral Agent and (c) any Lender.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Company or any Subsidiary, in an amount that if constituting a Disposition of such Property would have constituted an Asset Sale Prepayment Event.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness”.

“Register” has the meaning set forth in Section 13.1(b)(v).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant).

“Remedial Action” means an action to investigate, remediate or otherwise address a Release of Hazardous Substances or other violation of Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Accounts” means, all deposit accounts or securities accounts of the Loan Parties, other than (i) accounts having a de minimis balance; provided that the aggregate balance in all accounts excluded by this de minimis threshold shall not exceed $5,000,000 at any time, (ii) payroll, disbursement and other fiduciary accounts, (iii) zero balance disbursement account, (iv) other trust, escrow, customs and fiduciary accounts, (v) cash collateral accounts solely holding cash collateral upon which Liens permitted by Section 6.16 exist and (vi) tax accounts, including, without limitation, sales tax accounts.

“Required Lenders” means Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 50.0% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders; provided that, in the event there are three or more unaffiliated lenders, Required Lenders shall also require at least two of such unaffiliated Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Indebtedness” has the meaning set forth in Section 6.26.

“Restricted Payments” has the meaning set forth in Section 6.25.

“RSA” means that certain Restructuring Support Agreement, dated as of May 30, 2023, among the Loan Parties, the Debtors and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” means Standard & Poor’s Financial Services, LLC and any successor-in-interest thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Subsidiary).

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (as of the Closing Date, Crimea, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, the Government of Canada or His Majesty’s Treasury of the United Kingdom, (b) any Person located, ordinarily resident in, or organized under the laws of, a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, the Government of Canada or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and each other Person who is owed any portion of the Obligations.

“Security Agreement” means the New York law governed security agreement, dated as of the Closing Date, among the Company, the other Guarantors and the Collateral Agent, and as the same may be supplemented or modified from time to time substantially in the form of such security agreement or otherwise in form and substance reasonably acceptable to the Collateral Agent (acting at the direction of the Required Lenders).

“Security Documents” means the Security Agreement, each Mortgage, and each other security agreement, pledge, mortgage, consent or other instrument or document, as applicable, executed and delivered by the Company and/or the other Guarantors in connection with this Agreement, including the Collateral and Guarantee Requirements, Sections 2.18, 6.9 and 6.12 to secure any of the Obligations.

“Similar Business” means any business similar in nature to any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Closing Date or any business that is reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion of, the business conducted by the Company and its Subsidiaries on the Closing Date, in each case, as determined in good faith by the Company.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.

“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit G or any other form approved by the Required Lenders or the Administrative Agent and the Company.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, unlimited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents consolidated assets in excess of $726,850,000 or (b) is responsible for consolidated net sales in excess of $887,880,000.

“Supermajority Lenders” means Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 66 2/3% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders.

“Supported QFC” has the meaning set forth in Section 17.2.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Adjusted Term SOFR Rate.

“Term Commitment” as to any Term Lender, the obligation of such Term Lender to be deemed to have made a Term Loan to the Company pursuant to Section 2.1(a) in the principal amount set forth under the heading “Term Commitment” opposite such Term Lender’s name on Schedule 1.1(a) to this Agreement. The aggregate principal amount of the Term Commitments as of the Closing Date is $1,250,000,000.

“Term Lenders” means each Lender that holds a Term Loan or a Term Commitment.

“Term Loan Maturity Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date and (b) the date the maturity of the Term Loans is accelerated pursuant to Article VIII.

“Term Loans” or “Loans” means the loans deemed to have been made to the Company on the Closing Date pursuant to Section 2.1(a).

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., New York time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Assets” means the total assets of the Company and its Subsidiaries, determined in accordance with GAAP.

“Total Tangible Assets” means the total assets of the Company and its Subsidiaries, calculated on a consolidated basis in accordance with GAAP, other than intangible assets (as determined in accordance with GAAP).

“Transaction Costs” means fees and expenses and other transaction costs payable or otherwise borne by the Company and its respective Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the deemed borrowing of the Term Loans by the Company hereunder, (b) the other transactions contemplated by the Loan Documents and the Chapter 11 Plan and (c) the payment of the Transaction Costs.

“Transferee” has the meaning set forth in Section 13.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or Term Benchmark Advance.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Cash” means all cash and Cash Equivalents owned by the Company or any Subsidiary not disclosed as restricted cash or restricted Cash Equivalents in the Company’s financial statements furnished pursuant to Section 6.1(i) or (ii) (or as applicable prior to delivery thereof, those referenced in Section 5.4); provided that (i) cash or Cash Equivalents segregated or held in escrow for the sole purpose of refinancing Indebtedness permitted hereunder (and the payment of fees and expenses in connection therewith) while such refinancing is pending (provided such proceeds are so utilized within 11 months of incurrence thereof), in each case, shall not be disqualified from being considered Unencumbered Cash solely due to Liens or restrictions arising from such escrow arrangement or restricted usage and (ii) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto.

“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under a Plan exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plan in accordance with Section 4001(a)(18) of ERISA.

“U.S. Dollar Loans” means any Loan denominated in U.S. Dollars.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.2.

“U.S. Tax Certificate” has the meaning set forth in Section 3.4(f)(ii)(D).

“USCO” has the meaning set forth in Section 4.1(f).

“USPTO” has the meaning set forth in Section 4.1(f).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Affiliates of such Person. “Wholly Owned Subsidiary”, and “Wholly Owned Domestic Subsidiary” has the correlative meaning with respect to the such type of Subsidiary.

“Withholding Agent” means, as applicable, any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary, for purposes of calculating the Applicable Margin, including defined terms used therein, and for purposes of calculating any other applicable financial ratios or incurrence tests hereunder, any acquisitions or Dispositions outside the ordinary course of business made by the Company or any of its Subsidiaries, including through mergers, amalgamations or consolidations, the incurrence or repayment of Indebtedness and any other applicable transactions related thereto and occurring during the period for which such items were calculated, shall be deemed to have occurred on the first day of the relevant period for which such items were calculated on a Pro Forma Basis.

1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any changes in GAAP after December 31, 2018, any lease of the Company or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018, whether such lease is entered into before or after December 31, 2018, shall not constitute Indebtedness or a Finance Lease Obligation of the Company or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP.

1.4. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.20(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5. Foreign Currency Calculations.

(a) For purposes of determining the Dollar Equivalent Amount of any amount not denominated in Dollars (other than amounts referred to in clause (b) below), the Administrative Agent shall determine the Exchange Rate as of the applicable date of determination with respect to each applicable foreign currency and shall apply such Exchange Rates to determine such Dollar Equivalent Amount.

(b) For purposes of any determination under Section 6.15, 6.16, 6.18, 7.5, 7.9 or 7.10, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into the Dollar Equivalent Amount at the Exchange Rate in effect on the date of such determination; provided that no Event of Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 6.15, 6.16 or 6.18 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Investments, Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

1.6. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

2.1. Commitments.

(a) Term Loans. Subject to the terms and conditions set forth in Section 4.1 hereof, each Term Lender with a Term Commitment as of the Closing Date shall be automatically deemed to have made (and agrees to exchange the DIP Loans held by such Lender on the Closing Date for) a Term Loan to the Company on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender and be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder by its acceptance of the benefits of this Agreement and the other Loan Documents. For U.S. federal income tax purposes, the parties acknowledge and agree that such automatic exchange of the DIP Loans for Term Loans is intended to be treated as not having resulted in a “significant modification” as described in Section 1.1001-3 of the United States Treasury Regulations.

(b) On the Closing Date, the aggregate principal amount of the DIP Loans held by each Term Lender will automatically be deemed satisfied, compromised, settled, released and discharged in full pursuant to and in accordance with the Chapter 11 Plan.

(c) Amounts borrowed (or deemed to be borrowed) under Section 2.1(a) and repaid or prepaid may not be reborrowed. In no event shall any Term Lender be required to make (or be deemed to make) a Term Loan in excess of its Term Commitment.

(d) Term Loans may be Floating Rate Loans or Term Benchmark Loans, as further provided herein.

2.2. Repayment of Loans; Evidence of Debt.

2.2.1 [Reserved].

2.2.2 [Reserved].

2.2.3 Term Loans. To the extent not previously repaid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be repaid to but excluding the date of repayment.

2.2.4 The Company hereby further agrees to pay to the Administrative Agent for the account of each Lender, interest on the unpaid principal amount of the Loans made to it from time to time outstanding until repayment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.

2.2.5 The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company by such Lender in accordance with the terms of this Agreement.

2.2.6 The Company agrees that, upon the request to the Administrative Agent by any Lender from time to time and the subsequent request to the Company by the Administrative Agent, the Company will execute and deliver to such Lender promissory notes evidencing the Loans of any such requesting Lender, substantially in the form of Exhibit C attached hereto with appropriate insertions as to date and principal amount (each, a “Note”); provided that the delivery of such Notes shall not be a condition precedent to the Closing Date or any Advance.

2.3. Procedures for Borrowing Loans. To request a Loan under the Credit Facility (which such Loan shall only be required to be made on a Business Day), the Company shall give the Administrative Agent notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time three U.S. Government Securities Business Days prior to the requested Borrowing Date if all or any part of the requested Loans are to be Term Benchmark Loans or two Business Day prior to the requested Borrowing Date if all or any part of the requested Loans are to be Floating Rate Loans) specifying in each case (each such notice, a “Borrowing Notice”) (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) [reserved], (iv) whether such Loan is a Floating Rate Loan or a Term Benchmark Loan and (v) if applicable, the length of the initial Interest Period therefor. Each Advance shall be in Dollars. Each such Advance shall be in a minimum amount of $5,000,000 units or a whole multiple of $1,000,000 in excess thereof or such other amounts as may be agreed upon between the Company and the Administrative Agent. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify the Lenders with respect to such Advance.

2.4. Termination or Reduction. The Commitments shall terminate and be reduced to zero upon the making (or deemed making) of the Term Loans on the Closing Date. For the avoidance of doubt, the Commitments in respect of the Credit Facility shall be permanently reduced by the amount of any Term Loans made (or deemed to be made) hereunder.

2.5. Fees. The Company agrees to pay (or cause to be paid) to the Administrative Agent such fees as separately agreed to in writing by the Company and the Administrative Agent and/or its Affiliates.

2.6. Optional and Mandatory Principal Payments.

2.6.1 The Company may at any time and from time to time prepay Floating Rate Loans, in whole or in part upon at least three Business Days’ notice to the Administrative Agent, specifying the date and amount of prepayment; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof.

2.6.2 The Company may at any time and from time to time prepay (together with payment of any amount payable pursuant to Section 3.3) its Term Benchmark Loans in whole or in part, upon at least three Business Days’ notice to the Administrative Agent specifying the date and amount of prepayment; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event. Partial prepayments of Term Benchmark Loans shall be in a minimum aggregate principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, or such lesser principal amount as may equal the outstanding Term Benchmark Loans or such lesser amount as may be agreed to by the Administrative Agent.

2.6.3 All repayments and prepayments of the Term Loans made on or prior to the 18-month anniversary of the Closing Date from proceeds of any Indebtedness shall be subject to a premium equal to (i) 1.00% of the principal amount repaid, with respect to any proceeds from any Indebtedness incurred pursuant to Section 6.18(iv) and (ii) 5.00% of the principal amount repaid, with respect to any proceeds from any other Indebtedness the proceeds of which are used to repay, in whole or in part, outstanding principal of Term Loans.

2.6.4 [Reserved].

2.6.5 Mandatory Prepayment of Term Loans. The Term Loans shall be subject to the following mandatory prepayment provisions:

(a) On and after the Closing Date, if any Indebtedness shall be issued or incurred by the Company or any Subsidiary (excluding any Indebtedness incurred in accordance with Section 6.18), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.6.9.

(b) On and after the Closing Date, if the Company or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) then an amount equal to 100% of such Net Cash Proceeds shall be applied on or prior to the fifth Business Day after such receipt (or in the case of an Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) in an amount less than or equal to $50,000,000, on or prior to the date five Business Days after the date the financial statements for the fiscal quarter in which the aggregate amount of Net Cash Proceeds for all such Asset Sale Prepayment Events or Recovery Events for the four consecutive fiscal quarter period ending with such fiscal quarter exceed $50,000,000 are required to be delivered pursuant to Section 6.1(i) or (ii)), toward the prepayment of the Term Loans as set forth in Section 2.6.9.

Prepayments from, and, without duplication, of amounts equal to, Net Cash Proceeds of any Asset Sale Prepayment Event or Recovery Event by a Foreign Subsidiary (to the extent otherwise required) will be limited to the extent (x) the repatriation of Foreign Subsidiaries’ funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of Foreign Subsidiaries’ funds to fund such prepayment could reasonably be expected to result in material adverse tax consequences to the Company and its Subsidiaries. All mandatory prepayments are subject to permissibility under (a) in the case of Foreign Subsidiaries, local law restrictions (such as restrictions relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (b) with respect to non-Wholly Owned Subsidiaries, organizational document restrictions, to the extent not created in contemplation of such prepayments. The non-application of any such mandatory prepayment amounts in compliance with the foregoing provisions of this paragraph will not constitute a Default or an Event of Default and such amounts shall be available for working capital purposes of the Company and its Subsidiaries. The Company will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant payment. Notwithstanding the foregoing, any prepayments made after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Company and its Subsidiaries or any of its Affiliates or equity partners and arising as a result of compliance with this paragraph.

(c) Notwithstanding the provisions in Section 2.6.5(a), on and after the Closing Date, if any Indebtedness shall be issued or incurred (including under any revolving commitments) in accordance with Section 6.18(iv), an amount equal to 100% of the aggregate Net Cash Proceeds thereof shall be applied within three (3) Business Days of the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.6.9; provided that if such Indebtedness is incurred in the form of revolving Indebtedness, the amount of such mandatory prepayment required by this Section 2.6.5(c) shall not exceed the lesser of (1) the amount of the commitments with respect to such revolving Indebtedness and (2) $200,000,000.

2.6.6 Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued and unpaid interest and premium, if any, on the amount prepaid to the date of prepayment and any amounts payable under Section 3.3 in connection with such payment. Each conversion (other than a conversion of a Floating Rate Loan to a Term Benchmark Loan) pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest, if any, on the amount converted to the date of conversion and any amounts payable under Section 3.3 in connection with such conversion.

2.6.7 If two different Types of U.S. Dollar Loans of a particular Class are outstanding, the applicable prepayment pursuant to this Section 2.6 shall be applied first to prepay Floating Rate Loans and second to prepay Term Benchmark Loans then outstanding in such order as the Company may direct.

2.6.8 [Reserved].

2.6.9 All prepayments of the Term Loans shall be applied ratably among the outstanding Classes of Term Loans according to the respective outstanding principal amounts thereof, and within each such Class the amount of each such principal prepayment shall be applied pro rata to reduce the then remaining installments of such Class of Term Loans.

2.6.10 [Reserved].

2.6.11 Notwithstanding anything in Section 2.6, any Term Lender may elect not to accept its pro rata portion of any amount prepaid under 2.6.5 pursuant to procedures reasonably satisfactory to the Administrative Agent, in which case such declined amounts shall be retained by the Company.

2.6.12 If at the time that any mandatory prepayment would be required pursuant to Section 2.6.5(b), the Company is required to repay or repurchase or to offer to repurchase or repay Pari Passu Lien Debt, which is secured by a pari passu Lien with respect to the assets or property subject to the Asset Sale Prepayment Event or Recovery Event, pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds from any such Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Asset Sale Indebtedness”), then the Company may offer and apply the Net Cash Proceeds from such Asset Sale Prepayment Event or Recovery Event (or series of related Asset Sale Prepayment Events or Recovery Events) on a pro rata basis (determined based on the aggregate outstanding principal amount of the Term Loans and the Other Applicable Asset Sale Indebtedness at such time) and, to the extent so offered and applied to such Other Applicable Asset Sale Indebtedness, the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.6.5(b) shall be reduced accordingly.

2.7. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Term Benchmark Advances. Each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically converted into a Floating Rate Advance, unless the Company shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period. Subject to the terms hereof, the Company may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advance (subject to, in the case of conversion of any Term Benchmark Advance other than on the last day of the Interest Period applicable thereto, payment of any amounts payable under Section 3.3 in connection therewith). The Company shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Term Benchmark Advance not later than 11:00 a.m. (New York City time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three U.S. Government Securities Business Days, in the case of a conversion into or continuation of a Term Benchmark Advance, prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term Benchmark Advance, the duration of the Interest Period applicable thereto.

2.8. Interest Rates, Interest Payment Dates; Interest and Fee Basis.

(a) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Term Benchmark Loan into a Floating Rate Loan pursuant to Section 2.7 to but excluding the date it becomes due or is converted into a Term Benchmark Loan pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term Benchmark Rate determined for such Interest Period.

(b) Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and at maturity. Interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest

Period, on any date on which the Term Benchmark Advance is repaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

(c) Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest or fee on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(d) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days or, in the case of Floating Rate Loans based on the Prime Rate, 365/366 days.

(e) Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Term Benchmark Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Term Benchmark Advance.

2.9. Rates Applicable After An Event of Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Term Benchmark Advance. During the continuance of any Event of Default under Section 7.2 with respect to principal, interest or fees, (i) each Term Benchmark Advance shall automatically bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum (unless otherwise agreed by the Required Lenders (notwithstanding any provisions of Section 8.2 requiring unanimous consent of the Lenders as to changes in the form or manner of payment of interest)), and (ii) each Floating Rate Advance and any other amount due under this Agreement shall automatically bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2.00% per annum (unless otherwise agreed by the Required Lenders (notwithstanding any provisions of Section 8.2 requiring unanimous consent of the Lenders as to changes in the form or manner of payment of interest)); provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender. Such interest shall be payable in cash by the Company from time to time on demand.

2.10. Pro Rata Payment, Method of Payment; Proceeds of Collateral.

(a) Each borrowing of a Class of Loans from the Lenders thereunder shall be made pro rata according to the Pro Rata Shares of the applicable Lenders of such Class in effect on the date of such borrowing. Except as otherwise provided in this Agreement, each payment on account of any premium shall be allocated by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares. Except as otherwise provided in this Agreement, each payment (including each prepayment) by the Company hereunder on account of principal, interest, commitment or ticking fees on its Loans shall be allocated by the Administrative Agent pro rata to the Lenders according to their respective outstanding Pro Rata Shares. All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent for the account of the Lenders at the applicable payment office of the Administrative Agent for such payment specified from time to time in writing by the Administrative Agent to the Company by 1:00 P.M. (local time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent. All payments hereunder shall be in Dollars.

(b) Application of Proceeds of Collateral and Guaranty. All amounts received under any Guaranty and all proceeds received by the Administrative Agent and/or Collateral Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent and/or Collateral Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.6) owing to (a) the Administrative Agent in its capacity as Administrative Agent and (b) the Collateral Agent in its capacity as Collateral Agent, and then any remaining amount of such proceeds shall be distributed as follows:

(i) first, to the Secured Parties (other than Defaulting Lenders), pro rata in accordance with the respective unpaid amounts of Obligations then owing to such Secured Parties, until all the Obligations then owing to such Secured Parties have been paid and satisfied in full in cash;

(ii) second, to the Defaulting Lenders, pro rata in accordance with the respective unpaid amounts of Obligations then owing, until all the Obligations then owing have been paid and satisfied in full in cash;

(iii) third, to the Person entitled thereto as directed by the Company or as otherwise determined by applicable law or applicable court order.

(c) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Collateral Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Collateral Agent to be distributed and shared pursuant to this Section 2.10 are in a form other than immediately available funds, the Collateral Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by clause (b) of this Section 2.10. The Secured Parties shall receive the applicable portions (in accordance with the foregoing clause (b) of this Section 2.10) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Collateral Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Collateral Agent pursuant to this clause (c), the Collateral Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(d) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent or the Collateral Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent or the Collateral Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent or the Collateral Agent (as applicable).

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied, consistent with Section 2.10(b), (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11. Telephonic Notices. The Company hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer. The Company agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.12. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Term Benchmark Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.13. Lending Installations. Each Lender may, subject to Section 3.5, make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written or telex notice to the Administrative Agent and the Company, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.

2.14. Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Company, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest and premium, if any, thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

2.15. [Reserved].

2.16. [Reserved].

2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitments and Aggregate Outstandings of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders (other than as a result of such Defaulting Lender having a greater or lesser Aggregate Outstandings or Commitments) or which increases the amount of any Commitment of such Defaulting Lender, forgives any principal amount of any Loans owing to such Defaulting Lender or any interest (other than default interest) or fees owing to such Defaulting Lender previously accrued at the time of such forgiveness or extends the termination date of such Commitment or extends the final maturity beyond the then maturity date of any Loan with respect to such Defaulting Lender shall require the consent of such Defaulting Lender; and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 3.5) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Company or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Company or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans any Defaulting Lender.

In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18. Guaranties.

(a) [Reserved].

(b) On and after the Closing Date, within 45 days (or such longer period of time contemplated by the Collateral and Guarantee Requirements or as the Administrative Agent shall agree) after delivery (or date of required delivery) of each set of applicable financial statements pursuant to Sections 6.1(i) and (ii) and with respect to any Person that becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) after the Closing Date, within 45 days of such Person becoming a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), the Company shall take all actions (if any) required to be taken to satisfy the Collateral and Guarantee Requirements with respect to each Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) such that all Wholly Owned Domestic Subsidiaries (other than Excluded Subsidiaries) are Guarantors as of such date.

(c) In connection with the delivery of any such Guaranties and Security Documents and the satisfaction of the Collateral and Guarantee Requirements, at the written request of the Administrative Agent or the Collateral Agent (each, acting at the direction of the Required Lenders), the Company shall provide such other documentation to the Administrative Agent and Collateral Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent and Collateral Agent (each, acting at the direction of the Required Lenders), corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent and Collateral Agent (acting at the direction of the Required Lenders) is necessary or advisable in connection therewith.

2.19. [Reserved].

2.20. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.20, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Advance, the Adjusted Term SOFR Rate and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.7, for Loans denominated in Dollars, any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance in Dollars shall instead be deemed to be a Conversion/Continuation Notice for a Floating Rate Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advance, then all other Types of Advance shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.20(a) with respect to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.7, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of

“Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) [reserved].

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) [reserved], (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a conversion to or continuation of Term Benchmark Loans during any Benchmark Unavailability Period and, failing that, either the Company will be deemed to have converted any request for a continuation of a Term Benchmark Advance denominated in Dollars into a request for a conversion to a Floating Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.20, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan on such day.

2.21. [Reserved].

2.22. Loan Modification Offers.

2.22.1 The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Company pursuant to this Section 2.22, any Loan Modification Offer, unless contemplating a maturity date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent, acting at the direction of the Required Lenders); provided that the Company may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Company’s sole discretion and which may be waived by the Company) of Commitments or Loans of any or all Affected Classes be extended. If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Company pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

2.22.2 Permitted Amendments shall be effected pursuant to an agreement (a “Loan Modification Agreement”) executed and delivered by the Company, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) the Company shall have certified that (a) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof and (b) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (ii) the Company shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), to the Administrative Agent and the Collateral Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent or the Collateral Agent (each, acting at the direction of the Required Lenders) in connection therewith and (iii) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Company). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments).

2.23. AHYDO Payments. Notwithstanding anything in this Agreement to the contrary, if any Term Loan remains outstanding after the fifth anniversary of June 5, 2023 (the “AHYDO Trigger Date”): if the aggregate amount that would be included in gross income of the Lenders with respect to such Term Loans (within the meaning of Section 163(i) of the Code or any successor provision) for periods ending before the close of any “accrual period” (as defined in Section 1272(a)(5) of the Code, an “Accrual Period”) that ends after the AHYDO Trigger Date (the “Aggregate Accrual”) would, but for this Section 2.23(b), exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) on such Term Loans before the close of any such Accrual Period, and (ii) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Term Loans and (B) the yield to maturity (as defined in Section 1.1272-1(b)(1)(i) of the United States Treasury Regulations) (the “Maximum Accrual”), then the Company shall pay at the first close of an Accrual Period after the AHYDO Trigger Date and at the close of each subsequent Accrual Period thereafter, that portion of the outstanding principal amount of the Term Loans, plus any accrued and unpaid interest, necessary to prevent the Term Loans from constituting an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (each such payment, an “AHYDO Payment”) and the amount of such AHYDO Payment and any interest thereon shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under the Term Loans.

This Section 2.23 is intended to prevent the Term Loans from being classified as an “applicable high yield discount obligation” (as defined in Section 163(i) of the Code) and shall be interpreted in a manner consistent with such intent.

ARTICLE III

CHANGE IN CIRCUMSTANCES, TAXES

3.1. [Reserved].

3.2. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes; and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Company will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 shall be delivered to the Company and shall be conclusive absent manifest error. Subject to paragraph (d) of this Section 3.2, the Company shall pay such Lender the amount shown as due on any such certificate, absent manifest error, within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.4. Withholding of Taxes; Gross-Up. (a) Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of Taxes deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.4), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or the Collateral Agent for the payment of any Other Taxes they were required to pay by law or by a relevant Governmental Authority in respect of this Agreement.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Each applicable Loan Party shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(d) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the Collateral Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or the Collateral Agent (as applicable) under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) and Section 3.4(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Company is a U.S. Person, each Lender shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit D attached hereto (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) and in paragraph (f)(iii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) in the case of a Non-U.S. Lender, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld or deducted.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the

Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company and the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

3.5. Mitigation Obligations; Replacement of Lenders.

(a) If any Recipient requests compensation under Section 3.2, or if a Loan Party is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.4, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).

(b) If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and the Company is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender, (iii) [reserved], or (iv) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all Lenders or all affected Lenders (or as applicable, with respect to a Class, all Lenders or all affected Lenders of such Class) and with respect to which the Required Lenders (or, as applicable with respect to a Class, the Lenders that would constitute the Required Lenders if such Class were the only Class outstanding hereunder) shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Company may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender reasonably acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Loan Party and the Departing Lender) of all amounts then owed to such Departing Lender under Sections 3.2 or 3.4, if any, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.6).

(c) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in paragraph (b) of this Section 3.5 without any further action of the Departing Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Closing Date. This Agreement shall become effective and the obligations of the Term Lenders to make (or to be deemed to have made) the Term Loans hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived by the Required Lenders in accordance with Section 8.2):

(a) The Administrative Agent shall have received (i) a counterpart of this Agreement signed by the Company, or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signature page of this Agreement) that the Company has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received copies of the articles of incorporation, partnership agreement or similar Organizational Documents of the Company and each Guarantor as of the Closing Date, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence (to the extent applicable), certified by the Secretary or an Assistant Secretary or other duly authorized director or representative of the Company or such Guarantor, as the case may be.

(c) The Administrative Agent shall have received copies of the by-laws or other similar operating agreement (to the extent applicable) and resolutions of the shareholders and/or Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent), of the Company and each Guarantor authorizing the execution and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Company or such Guarantor, as the case may be.

(d) The Administrative Agent shall have received an incumbency certificate of the Company and each Guarantor, which shall identify by name and title and bear the signature of the Authorized Officers of the Company or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Guarantor.

(e) The Administrative Agent shall have received a customary written opinion of Jones Day, as counsel for the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and Lenders and dated as of the Closing Date, in form and substance reasonably satisfactory to the Required Lenders.

(f) The Collateral and Guarantee Requirement shall have been satisfied; provided that to the extent that the Collateral and Guarantee Requirement (other than the execution of the Security Documents and the Guaranty, delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in all assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code of any applicable jurisdiction, delivery of intellectual property security agreements in form for filing with the United States Patent and Trademark Office (“USPTO”) or the United States Copyright Office (“USCO”) and the delivery of possessory collateral) cannot be satisfied at closing, are not satisfied as of the Closing Date after the Company has used commercially reasonable efforts to do so, the satisfaction of such requirements shall not be a condition to the availability of the Term Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 6.29 or, in each case, such later date as the Required Lenders may reasonably agree). The Collateral Agent shall have received (i) a completed Perfection Certificate (as defined in the Security Agreement), dated as of the Closing Date, and signed by an Authorized Officer of the Company and each Loan Party, together with all attachments contemplated thereby and (ii) results of (x) searches of the Uniform Commercial Code filings and (y) bankruptcy, judgment, tax and intellectual property lien searches requested by the Administrative Agent, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) that the Liens indicated by such financing statements (or other documents) are permitted hereunder or have been or will be released in connection with the making (or deemed making) of the Term Loans on the Closing Date.

(g) The DIP Term Loan Refinancing shall have been consummated, or will be consummated substantially concurrently with the making (or deemed making) of the Term Loans and all other DIP Claims (as defined in the RSA), including, for the avoidance of doubt, all accrued and outstanding interest on the DIP Loans and all other DIP Claims, shall have been paid in cash in full in accordance with the Chapter 11 Plan.

(h) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by it or any Lender at least two Business Days prior to the Closing Date.

(i) (i) The Company shall have paid or shall pay substantially concurrently with the making (or deemed making) of the Term Loans all reasonable and documented out-of-pocket fees and expenses, premiums (including the Participation Premium and the other DIP Premiums (each, as defined in the DIP Credit Agreement)) and other amounts due and payable on the Closing Date from the Company and its Subsidiaries to the Administrative Agent, the Collateral Agent and/or the Lenders under the RSA, under the Loan Documents and/or pursuant to any fee letter or similar agreement executed by the Company or any other Loan Party in connection herewith and (ii) the Administrative Agent, the Collateral Agent and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of each of (x) White & Case LLP, counsel for the Administrative Agent and the Collateral Agent and (y) the Ad Hoc Group Advisors), required to be reimbursed or paid by the Company hereunder, under any other Loan Document, under the RSA or under any fee letter or similar agreement.

(j) (x) All the representations and warranties contained in Article V shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects and (y) no Default or Event of Default shall exist and be continuing or would result from the extensions of credit hereunder on the Closing Date.

(k) Since the Disclosure Statement Date, there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) The Administrative Agent shall have received a certificate from a Designated Financial Officer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby to be consummated on the Closing Date.

(m) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, and except for the Chapter 11 Cases, Chapter 15 Proceedings or Dutch Scheme Proceeding, there shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Company) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases, Chapter 15 Proceedings or Dutch Scheme Proceeding and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases, the Chapter 15 Proceedings or Dutch Scheme Proceeding or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases, Chapter 15 Proceedings or Dutch Scheme Proceeding) that is not stayed and could reasonably be expected to result in a Material Adverse Effect.

(n) The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, executed by any Authorized Officer of such Loan Party, and including or attaching the documents referred to in clauses (b) through (d) of this Section 4.1 and, in the case of the certificate delivered by the Company, confirming compliance with the conditions set forth in clauses (j), (k) and (m) of this Section 4.1.

(o) The Company shall have delivered to the Administrative Agent a docketed copy of the Confirmation Order.

(p) The Restructuring Transactions (as defined in the RSA) shall have been, or shall be substantially consummated (except any Restructuring Transactions that pursuant to the Chapter 11 Plan may take place after the effectiveness of the Chapter 11 Plan) in accordance with the Chapter 11 Plan and in a manner that is consistent with the RSA in all respects.

(q) The WHOA Plan (as defined in the RSA) shall have been, or shall be substantially consummated on the date hereof.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender or prospective Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders and the Agents on the Closing Date and each other date such representations and warranties are made pursuant to the Loan Documents, that:

5.1. Corporate Existence and Standing. The Company, each Loan Party and, other than as would not reasonably be expected to have a Material Adverse Effect, each of their Subsidiaries is a corporation, partnership, limited liability company, unlimited liability company or other organization, duly organized or incorporated and validly existing under the laws of its jurisdiction of organization or incorporation and, in the case of the Debtors, subject to the entry of the Confirmation Order and terms thereof and Bankruptcy Law, has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).

5.2. Authorization and Validity. Each Loan Party has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3. No Conflict; Government Consent. Subject to Bankruptcy Law and the terms of the Confirmation Order, neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s Organizational Documents or the provisions of any material indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Permitted Lien) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.

Subject to the entry of the Confirmation Order and the terms thereof, other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4. Financial Statements. The Company has delivered the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2022, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2023.

All financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 6.1 or Article IV on and after the Closing Date were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

5.5. Material Adverse Change. Since the Closing Date, there has been no change in the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. Subject to Bankruptcy Law, the terms of the Confirmation Order and any required approval by the Bankruptcy Court, each of the Company and each of the Company’s Subsidiaries has filed all United States federal tax returns and all other tax returns that are required to be filed with any Governmental Authority and has paid all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than Permitted Liens) exists or (ii) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes, other than Permitted Liens.

5.7. Litigation and Guarantee Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened in writing against or affecting the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.

5.8. Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are applicable).

5.9. ERISA. Except where noncompliance could not reasonably be expected to have a Material Adverse Effect, each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. Each Plan is in compliance with the applicable provisions of ERISA and the Code, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no Reportable Event which has or may result in any liability has occurred with respect to any Plan, and no member of the Controlled Group has withdrawn (completely or partially) from any Multiemployer Plan. No member of the Controlled Group has (i) filed an application for the waiver of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA with respect to any Plan, (ii) made an amendment to a Plan that could result in the posting of a bond or other security under Section 436(f)(1) of the Code having a value individually or collectively in excess of $50,000,000 or (iii) incurred any liability under Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA or a liability that has been satisfied. No Lien has been imposed upon any Loan Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contain, when taken as a whole, any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable.

5.11. Regulations T, U and X. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Company and its Subsidiaries are in compliance with Section 6.2.

5.12. [Reserved].

5.13. Compliance With Laws; Properties. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

5.14. Plan Assets; Prohibited Transactions. No Loan Party has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect.

5.15. Environmental Matters. The Company and its Subsidiaries are not, and within the last five (5) years have not been, in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice regarding liabilities under or compliance with under Environmental Laws or are the subject of any litigation, arbitration, governmental investigation, proceeding or inquiry related to Environmental Laws, Hazardous Substances or Remedial Action, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has incurred any Environmental Liability.

5.16. Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17. Intellectual Property Matters. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 5.17, (a) the Company and each of its Subsidiaries own, or possess the valid license or legal right to use, all intellectual property used in, held for use in or necessary for the conduct of the respective businesses of the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens, (b) none of the Company or its Subsidiaries are infringing upon, misappropriating or otherwise violating any intellectual property of any person, and there are no claims or litigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the foregoing and (c) there are no claims or litigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries relating to any of the intellectual property owned by the Company or any of its Subsidiaries.

5.18. Insurance. The Company and its Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of the Company reasonably considers consistent with sound business practice.

5.19. Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good and marketable fee simple to, or a valid leasehold interest in, all of its real property, including the Mortgaged Properties, and all Property and assets reflected in their financial statements for such date as owned, leased or otherwise held by them, free and clear of all Liens, other than Permitted Liens.

5.20. Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

5.21. Burdensome Obligations. As of the Closing Date, the Company does not anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

5.22. Patriot Act. None of the Company or its Subsidiaries is in violation, in any material respect, of any applicable law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, and the Patriot Act.

5.23. Anti-Corruption Laws and Sanctions. The Loan Parties have implemented, maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees (in their respective capacities as such), and to the knowledge of the Company, its directors and agents (in their respective capacities as such), are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective officers or employees, or (b) to the knowledge of the Company, any director or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.

5.24. Security Documents.

5.24.1 On and after the Closing Date, the Security Documents are effective to create in favor of the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, a legal, valid, and enforceable (subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) Lien (subject to Permitted Liens) on the Collateral as security for the relevant Obligations, and when (i) UCC financing statements and other filings in appropriate form are filed in the relevant office with respect to which a security interest may be perfected under applicable law by such filings, (ii) intellectual property security agreements are filed with and recorded by the USPTO or USCO, as applicable, with respect to which a security interest may be perfected by such filings, and (iii) upon the taking of possession or control by the Collateral Agent (acting at the direction of the Required Lenders) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Security Document), the Liens created by the Security Documents shall constitute fully perfected, first priority Liens (subject to Permitted Liens) on, and security interests in, all right, title and interest of the grantors in the Collateral covered thereby to the extent perfection is required in accordance with the terms of the Security Documents (other than such Collateral in which a security interest cannot be perfected (x) under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement, (y) by possession or control by the secured party, or (z) through filings with the USPTO or the USCO, as applicable) in each case subject to no Liens other than Permitted Liens.

5.24.2 Each Security Document (other than Mortgages) delivered pursuant to Section 6.9 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the applicable Collateral described therein, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case subject to no Liens other than Permitted Liens.

5.24.3 Each Mortgage delivered pursuant to Section 6.9 will be in a form that, when duly executed, delivered and recorded, will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens, and when such Mortgage is properly recorded (together with all other necessary filings, if any, in appropriate form) in the applicable office in accordance with the provisions of Section 6.9, such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case subject to no Liens other than Permitted Liens.

5.25. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, as applicable (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.

For the purposes hereof, (a) the term “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) the term “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) the term “Stated Liabilities” means the recorded liabilities

(including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the applicable date, after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement and the making of the Term Loans), determined in accordance with GAAP consistently applied; (d) the term “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Term Loans) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company, (e) the term “Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature” means that the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Term Loans) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (f) the term “Do Not Have Unreasonably Small Capital” means the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement and the making of the Loans) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

ARTICLE VI

COVENANTS

On and after the Closing Date until the termination in full of the Commitments and payment in full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted):

6.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders:

(i) Within 90 days (or such later date as the Company may be permitted to file its applicable annual report on Form 10-K by the rules and regulations of the SEC but in any event within 120 days) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or qualification related to impending maturity of any Loans or Commitments under this Agreement)) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows.

(ii) Within 45 days (or such later date as the Company may be permitted to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC but in any event within 75 days) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.

(iii) [Reserved].

(iv) Together with the financial statements required under Sections 6.1(i) or (ii), a compliance certificate in substantially the form of Exhibit F (a “Compliance Certificate”) signed by a Designated Financial Officer and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(v) Promptly and in any event within 30 Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan (or such longer period as is acceptable to the Administrative Agent), a statement, signed by a Designated Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(vi) Promptly and in any event within 15 Business Days after receipt by the Company (or such longer period as is acceptable to the Administrative Agent), a copy of (a) any written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Substances into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Company or any of its Subsidiaries sends to or files with any of their respective securities holders (other than the Company or any Subsidiary) or any securities exchange or the SEC pertaining to the Company or any of its Subsidiaries as the issuer of securities.

(viii) Such other information (including non-financial information) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Notwithstanding the foregoing clauses (i) and (ii) above, as to any information contained in materials furnished pursuant to clause (vii) above, the Company shall not be separately required to furnish such information under the clauses (i) or (ii) above, provided the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in the above clauses (i) and (ii) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (i) through (vii), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

6.2. Sanctions. The Company will take actions designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions in all material respects.

6.3. Notice of an Event of Default. The Company will, after any senior officer of the Company has knowledge thereof, give prompt notice in writing to the Administrative Agent of the occurrence of (i) any Default or Event of Default or (ii) any other development, financial or otherwise (including, without limitation, relating to any Plan or Multiemployer Plan), which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. Neither the Company nor any of its Subsidiaries shall enter into any material business, either directly or through any Subsidiary, except for those businesses (a) in which the Company and its Subsidiaries are engaged on the date of this Agreement or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof. The Company will, and will cause each Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company, unlimited liability company or other organizational form in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to any Subsidiary, the failure to do so could not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each material jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. Subject to Bankruptcy Law, the terms of the Confirmation Order and any required approval by the Bankruptcy Court, each of the Company and each of its Subsidiaries will timely file all United States federal tax returns and all other tax returns that are required to be filed with any Governmental Authority and will pay when due all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than Permitted Liens) exists or (ii) where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

6.6. Insurance. The Company will, and will cause each other Loan Party to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.

6.7. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all Requirements of Law (including, without limitation, Environmental Laws), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.8. Properties; Inspection. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Company reasonably deems consistent with sound business practice. The Company will, and will cause each Subsidiary to, permit representatives of the Agents (and through the Agents, the Lenders), to reasonably inspect any of the Property of the Company and each Subsidiary, the financial or accounting records of the Company and each Subsidiary and other documents of the Company and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the relevant Agent and the Lenders under this Agreement, to examine such records and documents of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the relevant Agent may designate; provided that (x) other than after the occurrence and during the continuance of an Event of Default, no more than one (1) such inspection shall be conducted in any fiscal year and (y) only after the occurrence and during the continuance of an Event of Default shall such inspections be at Company’s expense; provided, further, that all such inspection rights will be limited to the extent necessary for the Company and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Company and its Subsidiaries for the purpose of avoiding obligations under this Section 6.8. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.8 so as to minimize the disruption to the business of the Company and its Subsidiaries resulting therefrom.

6.9. Collateral Matters; Further Assurances, Etc.

(a) On and after the Closing Date the Company will, and will subject in the case of the Loan Parties to the Collateral and Guarantee Requirement, cause each Subsidiary that is (i) not an Excluded Subsidiary and (ii) is a Guarantor (including any Wholly Owned Subsidiaries required to enter into the Guaranty pursuant to Section 2.18), to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Collateral Agent (acting at the direction of the Required Lenders) may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Company.

(b) On and after the Closing Date, with respect to any Property (other than Excluded Assets) of the Company or any Guarantors as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents or such other documents as the Collateral Agent (acting at the direction of the Required Lenders) deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected, first priority security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by applicable law or as may be reasonably requested by the Collateral Agent (acting at the direction of the Required Lenders).

(c) On and after the Closing Date, with respect to any fee interest in any real property (together with improvements thereof) having a fair market value in the reasonable judgment of the Company of at least $10,000,000, except to the extent constituting Excluded Assets, within 90 days after the Closing Date or, if later, the acquisition thereof or joinder of the applicable Guarantor owning such property (or, in each case such later date, as agreed by the Collateral Agent), (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount equal to the fair market value referred to above (but in no event less than the purchase price of such real property), or such other amount as shall be reasonably specified by the Collateral Agent (acting at the direction of the Required Lenders), which title insurance shall contain such endorsements and affirmative coverage as may be reasonably requested by the Collateral Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent (acting at the direction of the Required Lenders), (iii) if requested by the Collateral Agent (acting at the direction of the Required Lenders), a current ALTA survey of such real property, together with a surveyor’s certificate, (iv) if requested by the Collateral Agent (acting at the direction of the Required Lenders), deliver to the Collateral Agent customary legal opinions of local counsel and counsel in the jurisdiction where the relevant Guarantor is organized relating to such matters as may be reasonably requested by the Collateral Agent (acting at the direction of the Required Lenders), and (v) if requested by the Collateral Agent (acting at the direction of the Required Lenders), provide a Phase I environmental assessment report for such property.

(d) On and after the Closing Date, with respect to any Subsidiary created or acquired by the Company or any Guarantor, except to the extent constituting an Excluded Subsidiary or Excluded Assets, within 45 days of such Person becoming a Subsidiary (or such later date as agreed by the Collateral Agent) (i) the Company shall take all actions (if any) to cause such Wholly Owned Subsidiary (other than an Excluded Subsidiary) to comply with the Collateral and Guarantee Requirements, (ii) the Company shall, or shall cause the applicable Guarantor to, execute and deliver to the Collateral Agent such amendments to the Security Documents as the Collateral Agent (acting at the direction of the Required Lenders) deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected, first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by the Company or any Guarantor, except to the extent such Capital Stock constitutes an Excluded Asset, and (iii) if such Capital Stock (except to the extent such Capital Stock constitutes an Excluded Asset) is certificated, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by an Authorized Officer of the Company or such Guarantor, as applicable.

(e) [Reserved].

(f) MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgages, any increase, extension or renewal of any of the Commitments or Loans (including the provision of any incremental credit facilities hereunder, but excluding any continuation or conversion of Advances) may at the discretion of the Required Lenders be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgages as required by Flood Insurance Regulations and as otherwise reasonably required by the Administrative Agent or the Collateral Agent (each, acting at the direction of the Required Lenders) and (2) the Administrative Agent having received written confirmation from the Required Lenders, flood insurance due diligence and flood insurance compliance has been completed thereby (such written confirmation not to be unreasonably withheld, conditioned or delayed).

(g) Flood Insurance. With respect to each Mortgage that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Regulations, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgage of the Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent (each, acting at the direction of the Required Lenders) may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Regulations and (B) promptly upon request of the Administrative Agent (acting at the direction of the Required Lenders), will deliver to the Administrative Agent or the Collateral Agent, as applicable, evidence of such compliance, including, without limitation, evidence of annual renewals of such insurance.

(h) Pledges of Mortgaged Property. Notwithstanding the foregoing or anything herein to the contrary, the Collateral Agent shall not enter into any Mortgage in respect of any real property located in the United States acquired by the Company or any other Loan Party after the Closing Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Required Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (x) if such real property is located in a “special flood hazard area”, (I) a notification to the Company (or applicable Loan Party) of that fact and (if applicable) notification to the Company (or applicable Loan Party) that flood insurance coverage is not available and (II) evidence of the receipt by the Company (or applicable Loan Party) of such notice; and (y) if such notice is required to be provided to the Company (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Required Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Required Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(i) [Reserved].

(j) Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, this Agreement and the other Loan Documents are subject in all respects to the Collateral and Guarantee Requirement.

6.10. Maintenance of Ratings. The Company will use commercially reasonable efforts to (a) obtain credit ratings for the Credit Facility from Moody’s and S&P within 90 days of the Closing Date and (b) cause to be maintained at all times (x) a corporate family rating, in the case of Moody’s and (y) an issuer credit rating, in the case of S&P, for the Company, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.

6.11. [Reserved].

6.12. Guaranties. The Company will cause each applicable Wholly Owned Subsidiary (other than an Excluded Subsidiary) of the Company to guarantee the Obligations pursuant to a Guaranty and to satisfy the Collateral and Guarantee Requirement to the extent required by Section 2.18.

6.13. Merger; Consolidations; Fundamental Changes. The Company will not, nor will it permit any Subsidiary to, merge, amalgamate or consolidate with or into any other Person; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may merge or consolidate with any other corporation and each Subsidiary may merge, amalgamate or consolidate with any other Person; provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and continues to be organized in the United States, (ii) in the case of any such merger, amalgamation or consolidation involving a Guarantor that does not survive or continue following such merger, amalgamation or consolidation, the surviving or continuing Person assumes all of such Guarantor’s obligations under the Loan Documents and, if not already the Company or a Guarantor, becomes a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and such surviving or continuing Person shall be organized in the United States and (iii) this Section 6.13 shall not prohibit any Disposition of a Subsidiary that is otherwise permitted under Section 6.14. It is understood that in connection with a Limited Condition Transaction otherwise permitted hereunder, the Company may elect to test the no Default or Event of Default requirement set forth above on the date the definitive documentation with respect to such Limited Condition Transaction is entered into and not on the date such transaction is consummated.

The Company will not, nor will it permit any Subsidiary to, liquidate or dissolve; provided that a Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the interest of the Company and is not materially disadvantageous to the Lenders (it being agreed that any Guarantor that liquidates or dissolves shall transfer all of its assets to the Company or another Guarantor, unless otherwise permitted pursuant to Section 6.15).

6.14. Dispositions. The Company will not, nor will it permit any Subsidiary to, Dispose of its Property, to any other Person, except:

(i) sales and leases of inventory in the ordinary course of business;

(ii) Dispositions of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business;

(iii) Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days of such Disposition or (B) the proceeds of such Disposition are applied to the purchase price of replacement assets within 180 days of such Disposition;

(iv) Dispositions of cash, Cash Equivalents and the like in the ordinary course of business or in connection with cash management activities;

(v) Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof;

(vi) Dispositions resulting from any taking or condemnation of any property of the Company or any Subsidiary by any Governmental Authority or any assets subject to a casualty;

(vii) the lease or sublease of real property in the ordinary course of business and not constituting a sale and leaseback and the sale and leaseback of real property; provided that any Indebtedness arising from such sale and leaseback is not prohibited hereunder;

(viii) licenses and sublicenses of intellectual property of the Company or any Subsidiary, in each case in the ordinary course of business; provided that such licensing or sublicensing of intellectual property is either (x) on a non-exclusive basis or (y) exclusive only within the granted territory;

(ix) Dispositions or the lapse or abandonment (including failure to maintain) in the ordinary course of business of any intellectual property of the Company or any Subsidiary determined in the reasonable good faith judgment of the respective owner to be no longer useful, necessary, or otherwise material in the operation of the business of the Company or any Subsidiary;

(x) issuance of Capital Stock by a Subsidiary to the Company or to a Wholly Owned Subsidiary;

(xi) [reserved];

(xii) sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt;

(xiii) Dispositions constituting Investments permitted by Section 6.15, Dispositions constituting Restricted Payments permitted by Section 6.25, Dispositions constituting mergers, consolidations, or fundamental changes permitted by Section 6.13 and Dispositions related to Permitted Integrated Service Contract Transactions;

(xiv) Dispositions of any property, interests or assets (A) to any Loan Party and (B) between Subsidiaries that are not Guarantors;

(xv) the Company or any Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a Similar Business between the Company or any of its Subsidiaries and another person to the extent that the assets received by the Company or its Subsidiaries are of equivalent or greater fair market value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (xv) constituted Collateral, the assets received by the Company or its applicable Subsidiary shall also constitute Collateral;

(xvi) Dispositions of treasury stock of the Company to Subsidiaries for use as consideration for acquisitions permitted under Section 6.15;

(xvii) creation of Permitted Liens and Dispositions in connection with such Liens;

(xviii) other Dispositions of Property that, together with all other property of the Company and its Subsidiaries previously Disposed of in reliance upon this clause (xviii) during the twelve-month period ending with the most recent month prior to the month in which any such Disposition occurs for which financial statements of the Company have been delivered pursuant to Section 6.1(i) or (ii), did not constitute a Substantial Portion of the Property of the Company and its Subsidiaries as of the end of such most recent prior month; provided that, with respect to any Disposition made in reliance on this Section 6.14(xviii), (A) the consideration paid to the Company and the other Loan Parties in such Disposition is for fair market value as determined by the Company in its reasonable business judgment and at least 90% cash or Cash Equivalents, and (B) for any Disposition of Property which represents consolidated assets in excess of $10,000,000, the Board of Directors of the Company shall have approved such Disposition;

(xix) any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(xx) any termination, avoidance or other similar action with respect to any contract or lease which is not be materially adverse to the interest of any Lender in its capacity as such;

(xxi) other Dispositions of Property of the Company and its Subsidiaries that are of Property no longer used or useful in the business of the Company and its Subsidiaries made in the ordinary course of business; and

(xxii) Dispositions of joint venture Equity Interests and assets to facilitate a Designated Joint Venture Transaction.

Notwithstanding anything in this Section 6.14 to the contrary, (x) no such Dispositions of property may be made (other than pursuant to clause (i) or (xxii) above) if any Event of Default or, in the case of clause (xviii), a Default has occurred and is continuing, (y) no such Dispositions of Equity Interests in any Guarantor may be made to any Person if such Disposition would result in such Guarantor being prohibited by applicable law or regulations or by the terms of any binding contractual arrangement from providing its Guaranty hereunder and under the other Loan Documents unless such Guarantor ceases to be a Subsidiary of the Company as a result of such Disposition and (z) no such Disposition of intellectual property may be made by a Loan Party that results, directly or indirectly, in any Person that is not a Loan Party owning or holding Material Intellectual Property.

6.15. Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Investments or to make any Acquisition of any Person, except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments in the Company and its Subsidiaries; provided that at no one time shall the aggregate outstanding principal amount of all Investments made by a Loan Party in an External Subsidiary in reliance on this clause (ii) exceed the amount of cash and Cash Equivalents received by a Loan Party on or after the Closing Date from one or more External Subsidiaries; provided that the outstanding principal amount of Investments made in reliance on clause (ii) shall be (without duplication) reduced by the amount of capital returned (exclusive of items reflected in Consolidated Net Income) to a Loan Party from any such Investments made in reliance on such clause, which reductions may not exceed in aggregate amount the amount originally invested;

(iii) Investments existing on the Closing Date and set forth on Schedule 6.15;

(iv) other intercompany Investments made by a Loan Party or an External Subsidiary in a Loan Party or an External Subsidiary in connection with bona fide cash management activities that are consistent with past practice;

(v) [reserved];

(vi) [reserved];

(vii) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

(viii) Investments received in settlement of amounts due to the Company or any Subsidiary effected in the ordinary course of business;

(ix) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Investments; provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) does not exceed $20,000,000 at any time;

(x) Investments by the Company or any of its Subsidiaries in exchange for consideration consisting only of Capital Stock (other than Disqualified Equity Interests) of the Company or Net Cash Proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Equity Interests) of the Company;

(xi) Investments by the Company or any of its Subsidiaries in payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(xii) Investments by the Company or any of its Subsidiaries in the form of loans or advances to employees, officers or directors of the Company or any Subsidiary (A) in the ordinary course of business or (B) in an aggregate amount not to exceed $5,000,000 at any one time outstanding to fund the purchase of Capital Stock of the Company by such Persons;

(xiii) Investments made by the Company or any of its Subsidiaries in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Subsidiaries in connection with such plans;

(xiv) receivables owing to the Company or any Subsidiary and extensions of trade credit in the ordinary course of business;

(xv) Investments by the Company or any Subsidiary in connection with a Designated Joint Venture Transaction;

(xvi) Investments consisting of licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business; provided that such licensing, sublicensing or contribution of intellectual property is either (x) on a non-exclusive basis or (y) exclusive only within the granted territory;

(xvii) any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Subsidiaries in effect with respect to (A) issuances or refinancings of Indebtedness otherwise permitted hereunder and (B) Acquisitions permitted hereunder and not yet consummated; and

(xviii) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business.

Notwithstanding the foregoing, at the option of the Company by written notice to the Administrative Agent, any Investment that is or is in connection with a Limited Condition Transaction shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Transaction was entered into (and not at the time such Limited Condition Transaction is consummated) and any applicable no Default or Event of Default tests shall be tested in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Transaction was entered into, giving pro forma effect to such Limited Condition Transaction, to any Investment, and to all transactions in connection therewith.

Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.15 may be made through substantially concurrent intermediate Investments in Subsidiaries that are not Loan Parties that are part of the same transaction or series of related transactions, and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made, other than in the form of cash or Cash Equivalents, shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this Section 6.15, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.15, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Notwithstanding the foregoing, no Investment may be made by a Loan Party after the date hereof that results, directly or indirectly, in any Person that is not a Loan Party owning or holding Material Intellectual Property.

6.16. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any Subsidiary, except:

(i) (A) Permitted Encumbrances and (B) Liens, if any, created under the Loan Documents (including Liens created under the Security Documents securing Obligations);

(ii) Liens existing on the Closing Date and described on Schedule 6.16, but not including any subsequent increase in the principal amount secured thereby;

(iii) Liens on cash or Cash Equivalents securing Indebtedness permitted pursuant to Section 6.18(ix);

(iv) Liens on the Collateral securing obligations in respect of Indebtedness pursuant to Section 6.18(iv); provided that the Company, the applicable Loan Parties and the Agents shall enter into an intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders (it being agreed that any intercreditor agreement substantially in the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable, shall be acceptable) providing for such Indebtedness to be secured on a pari passu or senior basis to the Liens securing the Obligations;

(v) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses or in clause (vii) below; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement (plus accrued interest, fees and expenses in connection with such extension, renewal or replacement) and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such property);

(vi) [reserved];

(vii) Liens arising out of or related to the rights of buyers of accounts under any Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder;

(viii) Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction; provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Subsidiary;

(ix) Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the Uniform Commercial Code of a bank or other financial institution incurred in the ordinary course of business where deposits are maintained by the Company or any Subsidiary;

(x) [reserved];

(xi) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(xii) [reserved];

(xiii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (w) such security interests secure Indebtedness permitted by Section 6.18(xix), (x) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (y) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (z) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(xiv) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(xvi) Liens on cash or Cash Equivalents permitted by Section 6.15 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;

(xvii) Liens in favor of a Loan Party in the ordinary course of business or for a bona fide business purpose;

(xviii) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Subsidiary; provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;

(xix) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Subsidiaries to a seller after the consummation of an Acquisition;

(xx) Liens not otherwise permitted by the foregoing provisions of this Section 6.16; provided that the aggregate outstanding amount secured by all such Liens shall not at any time exceed $25,000,000; provided, further, that the amount of Indebtedness for borrowed money secured by such Liens shall not at any time exceed $10,000,000;

(xxi) on and after the Closing Date, Liens securing obligations in respect of any Indebtedness outstanding pursuant to Section 6.18(xxi);

(xxii) Liens on Collateral securing obligations in respect of Permitted Refinancing Indebtedness permitted to be outstanding under this Agreement and to the extent such Liens are permitted pursuant to the proviso to clause (e) of the definition of “Permitted Refinancing Indebtedness;” and

(xxiii) Liens incurred in connection with Prepetition Indebtedness (as defined in the DIP Credit Agreement) to the extent the release of such Liens will be documented within 180 days (or such later date as is acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) after the Closing Date.

For purposes of determining compliance with this Section 6.16, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.16, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.16 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.17. Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction, payment or transfer is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company and/or such Subsidiary, (c) solely between or among the Company and the other Guarantors, or solely among non-Guarantor Subsidiaries, (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction; provided, that (x) in the event such transaction involves an aggregate consideration in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate transaction satisfies the criteria in clause (d)) and (y) in the event such transaction involves an aggregate consideration in excess of $50,000,000, the Company has received a written opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate, (e) a Restricted Payment permitted by Section 6.25, (f) an Investment permitted by Section 6.15 or (g) pursuant to or in connection with a Designated Joint Venture Transaction; provided that any Investment in an External Subsidiary will be made on commercially reasonable terms.

6.18. Indebtedness. The Company will not, and will not permit any Subsidiary, to create, incur or suffer to exist any Indebtedness, except:

(i) the Loans and the other Obligations under the Loan Documents;

(ii) Indebtedness of the Company and its Subsidiaries existing as of the Closing Date and set forth on Schedule 6.18;

(iii) Indebtedness consisting of avals by any of the Company or its Subsidiaries for the benefit of, and with respect to obligations that are not classified as Indebtedness of, any of the Company or its Subsidiaries, that are entered into in the ordinary course of business and consistent with standard business practices;

(iv) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, additional Indebtedness of the Company and the other Loan Parties secured by Collateral on a pari passu or senior basis to the Liens securing the Obligations in an aggregate principal amount not to exceed $200,000,000, subject to the following conditions:

(A) at any time prior to the first anniversary of the Closing Date, if the All-in Yield on any Indebtedness incurred pursuant to this clause (iv) exceeds the then applicable All-in Yield on the Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), the Applicable Margin then in effect for such tranche of Term Loans shall automatically be increased by the Yield Differential, provided, that, the Yield Differential, as applied, shall be no more than 50 basis points;

(B) any incurrence of Indebtedness pursuant to this clause (iv) (other than any bona fide revolving credit facility provided by lenders or institutions that customarily provide such revolving credit facilities in the ordinary course of business and who are not Lenders party prior hereto) shall require the consent of the Required Lenders, unless all Lenders have been offered a bona fide opportunity to provide such Indebtedness on a pro rata basis; and

(C) no incurrence of Indebtedness pursuant to this clause (iv) may be incurred in connection with (or in furtherance of contemplation of) the solicitation of consents from the Lenders.

(v) any Permitted Refinancing Indebtedness in respect of any Indebtedness referred to in clauses (i), (ii) or (iv) above;

(vi) Indebtedness arising from (A) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (B) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(vii) [reserved];

(viii) Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection any acquisition or Disposition otherwise permitted under this Agreement;

(ix) Indebtedness incurred by the Company or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, custom, appeal and similar bonds, completion guarantees (not for borrowed money) and indemnity agreements related to any of the foregoing, provided in the ordinary course of business;

(x) Integrated Service Contract Debt in an amount not to exceed $50,000,000;

(xi) Indebtedness incurred in connection with bona fide cash pooling arrangements and bona fide cash management that are consistent with past practice in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(xii) [reserved];

(xiii) other Indebtedness of the Company and its Subsidiaries; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness does not exceed $25,000,000;

(xiv) Guarantee Obligations in respect of Indebtedness permitted under this Section 6.18; provided that (A) if any Indebtedness that is guaranteed is subordinated to the Obligations then any Guarantee Obligations in respect of such Indebtedness shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so guaranteed is subordinated to the Obligations, (B) such Guarantee Obligations shall be incurred in compliance with Section 6.15, and (C) no such permitted Indebtedness of an External Subsidiary shall be guaranteed by a Loan Party unless otherwise permitted pursuant to Section 6.15;

(xv) Indebtedness consisting of the financing of insurance premiums;

(xvi) Indebtedness in respect of Swap Agreements permitted by Section 6.21;

(xvii) Indebtedness among the Company and its Subsidiaries (including between or among Subsidiaries) incurred in accordance with Section 6.15;

(xviii) [reserved];

(xix) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not in contemplation thereof), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (x) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $10,000,000 at any time outstanding;

(xx) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(xxi) Indebtedness arising from letters of credit or similar facilities for the Company and its Subsidiaries and working capital facilities of, or for the benefit of, any Foreign Subsidiary in an aggregate principal amount at any time outstanding not to exceed $100,000,000 less any Indebtedness incurred pursuant to clause (xiii) of this Section 6.18.

Notwithstanding anything in this Section 6.18 to the contrary, (x) any Indebtedness owing by any Loan Party to any External Subsidiary shall be (a) unsecured and (b) expressly subordinated to the prior payment in full in cash of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted); provided that such Indebtedness shall be incurred in compliance with Section 6.15, and any intercompany Indebtedness that exceeds $10,000,000 will only be permitted to the extent that the Company reports such Indebtedness to the Board of Directors in the regular fiscal quarter reporting immediately following the incurrence of Indebtedness that caused aggregate intercompany Indebtedness to exceed $10,000,000 in compliance with Section 6.11.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.18. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 6.18, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.18, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.18 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement and all Indebtedness (other than in respect of Swap Agreements and cash management obligations) permitted to be incurred or outstanding pursuant to Section 6.18(i) or 6.18(iv), shall at all times be deemed to have been incurred pursuant to Section 6.18(i) or 6.18(iv), as applicable.

6.19. Negative Pledge Clauses. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) restrictions and conditions in this Agreement, the other Loan Documents, any Indebtedness permitted by Section 6.18(i), any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred or outstanding pursuant to Section 6.18 to the extent such agreements contain applicable Lien restrictions, in the good faith determination of the Company, not materially less favorable to the Lenders than those contained in customary documentation governing similar Indebtedness in the market at the time of such incurrence, and any Permitted Refinancing Indebtedness in respect thereof, (b) customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.14 pending the consummation of such Dispositions, (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (d) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (e) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (f) restrictions and conditions binding on a Subsidiary or its assets at the time such Subsidiary first becomes a Subsidiary or such assets were first acquired by such Subsidiary (other than a Subsidiary that was a Subsidiary on the Closing Date or assets owned by any Subsidiary on the Closing Date), so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary or assets being acquired, (g) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (h) [reserved], (i) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements, conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Company or any Subsidiary are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions) or (j) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a Material Adverse Effect on the ability of the Company to satisfy its Obligations hereunder.

6.20. Limitation on Restrictions on Subsidiary Distributions. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party, (ii) make loans or advances to or Investments in any Loan Party or (iii) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) restrictions and conditions existing under the Loan Documents, any other Indebtedness permitted by Section 6.18(i), any credit agreements, indentures or other agreements governing Indebtedness permitted to be incurred pursuant to Section 6.18 to the extent such agreements’ applicable restrictions will not materially impair the Company’s ability to make principal or interest payment on the Loans, and any Permitted Refinancing Indebtedness in respect thereof, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (c) any restrictions with respect to assets encumbered by a Permitted Lien so long as such restriction applies only to the assets encumbered by such Permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries, (e) [reserved], (f) applicable Requirements of Law, (g) customary restrictions and conditions contained in any agreement relating to the Disposition of any property not prohibited by Section 6.14 pending the consummation of such Disposition, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Company, (i) any instrument governing Indebtedness permitted pursuant to Section 6.18 and assumed in connection with any Acquisition permitted pursuant to Section 6.15 and, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (j) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided, further, that this Section 6.20 shall not apply to encumbrances or restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices.

6.21. Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into or remain a party to any Swap Agreement for purposes of financial speculation.

6.22. [Reserved].

6.23. [Reserved].

6.24. [Reserved].

6.25. Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except:

(a) any Subsidiary may make Restricted Payments to the Company or any Subsidiary; provided that, in the case of Restricted Payments to (i) any Subsidiary, the Capital Stock of which is not 100% pledged as Collateral or (ii) an External Subsidiary, such Subsidiary shall receive no more than such Subsidiary’s ratable share of the Restricted Payment;

(b) [reserved];

(c) the Company may make payments in cash in lieu of the issuance of fractional shares or may repurchase partial interests in its Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Capital Stock;

(d) repurchases of Capital Stock deemed to occur as a result of Capital Stock being utilized to satisfy tax withholding obligations upon (A) the exercise of stock options or (B) the vesting of other equity awards that constitute Capital Stock;

(e) the Company may repurchase its Capital Stock upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Capital Stock;

(f) the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company (including related restricted stock, restricted stock units, stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of its Subsidiaries (or the estate, heirs, family members or former family members of any of the foregoing) (collectively, “Covered Persons”); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Default or Event of Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (f) in any fiscal year does not exceed (x) $2,500,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (but not fiscal years ended prior to the Closing Date) which was not expended by the Company for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (f) in such fiscal year) plus (z) the net cash proceeds of any “key-man” life insurance policies of the Company or any of its Subsidiaries that have not been used to make any repurchases, retirements or acquisitions under this clause (f); provided, further, that cancellation of Indebtedness owing to the Company or any Subsidiary from Covered Persons in connection with a repurchase of such securities of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.25;

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) [reserved]; and

(k) Restricted Payments pursuant to any equity incentive or other compensation or management incentive plan (or successor thereto) duly adopted by the Board of Directors of the Company for its employees, officers, directors and/or independent contractors (x) in the form of the issuance of Capital Stock of the Company or (y) if and to the extent approved by the Board of Directors of the Company, in cash or any other form.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.25 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.25 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

6.26. Certain Payments of Indebtedness. The Company will not, and will not permit any Subsidiary to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Junior Debt and in each case any Permitted Refinancing Indebtedness in respect thereof (collectively, the “Restricted Indebtedness”) except for (a) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, with the proceeds of any Permitted Refinancing Indebtedness in respect of such Restricted Indebtedness that is permitted by Section 6.18; (b) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements with prepayment amounts declined by Term Lenders pursuant to Section 2.6.11; (c) [reserved]; and (d) repayments of intercompany Indebtedness (i) owing to the Company or another Loan Party, (ii) owing to an External Subsidiary from another External Subsidiary and (iii) owing to an External Subsidiary from a Loan Party in connection with bona fide cash management activities consistent with past practice.

6.27. Amendments to Organizational Documents. The Company will not, and will not permit any Loan Party to amend, supplement, terminate, replace or waive or otherwise modify any Organizational Document of the Company or any Loan Party in a manner, taken as a whole, that is materially adverse to the interests of the Lenders.

6.28. [Reserved].

6.29. Certain Post-Closing Obligations.

Within the time periods after the Closing Date specified in Schedule 6.29 or such later date as the Administrative Agent (acting at the direction of the Required Lenders) reasonably agrees to in writing, the Company and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 6.29 that would have been required to be delivered or taken on the Closing Date but for the proviso to Section 4.1(f), in each case, except to the extent otherwise agreed by the Administrative Agent and the Collateral Agent (acting at the direction of the Required Lenders), pursuant to their authority as set forth in the definition of “Collateral and Guarantee Requirement”.

6.30. Use of Proceeds. The proceeds of the Term Loans deemed to have been made on the Closing Date pursuant to Section 2.1(a) shall be used to effect the DIP Term Loan Refinancing.

Notwithstanding anything to the contrary in this Article VI, nothing in this Article VI shall prohibit the consummation of any of the transaction steps described in the Restructuring Steps Memorandum in accordance with the Chapter 11 Plan (including, for the avoidance of doubt, any Restructuring Transactions that pursuant to the Chapter 11 Plan may take place after the effectiveness of the Chapter 11 Plan).

ARTICLE VII

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent or the Collateral Agent in any Loan Document, in connection with any Loan, or in any certificate or information delivered in writing in connection with any Loan Document, shall be false in any material respect on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan within five Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five Business Days after written notice from the Administrative Agent that the same has become due.

7.3. The breach by any Loan Party of any of the terms or provisions in Sections 6.2, 6.3, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.25, 6.26, 6.27, 6.29,and/or 6.30.

7.4. The breach by any Loan Party of, or other default by any Loan Party under, any of the terms or provisions of this Agreement or any other Loan Document (other than a breach or default which constitutes an Event of Default under Sections 7.1, 7.2 or 7.3) which is not remedied within 30 days after written notice from the Administrative Agent; provided that, solely with respect to Section 6.1(i) or (ii), if the Company is permitted to file its applicable annual report on Form 10-K by the rules and regulations of the SEC on a date that is later than 90 days of the end of the fiscal year of the Company (in the case of Section 6.1(i)) or its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC on a date that is later than 45 days of the end of the fiscal quarter of the Company (in the case of Section 6.1(ii)), as applicable, the length of such remedy period shall be reduced on a day-for-day basis by each day by which the required delivery period under Section 6.1(i) or (ii) is extended beyond 90 or 45 days, as applicable.

7.5. Failure of the Company or any of its Subsidiaries to pay when due any principal of, or premium or interest on (beyond any applicable grace period therefor) any Indebtedness or net obligations under any Swap Agreement to the extent such Indebtedness and/or net obligations aggregate in excess of $50,000,000 (“Material Indebtedness”); or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6. The Company or any of its Subsidiaries (other than an Immaterial Subsidiary), shall (i) make an assignment for the benefit of creditors, (ii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, interim receiver, monitor, administrator, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property, (iii) institute any proceeding seeking an order for relief under any existing or future Bankruptcy Law, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, administration, reorganization, moratorium, arrangement, adjustment or composition of it or its debts or seeking similar relief under any Bankruptcy Law or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (iv) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (v) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vi) not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7. Without its application, approval or consent, a receiver, interim receiver, monitor, administrator, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) or any portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, or is reasonably likely to have a Material Adverse Effect.

7.9. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment which is not effectively stayed for a period of 30 consecutive days.

7.10. Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code; or notice of intent to terminate a Plan with Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in excess of $50,000,000 in respect of, or to cause a trustee to be appointed to administer any Material Plan; or the determination by the PBGC of liability in excess of $50,000,000 on any member of the Controlled Group pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a payment obligation in excess of $50,000,000.

7.11. The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation related to any Environmental Law or Hazardous Substance, including pertaining to the Release by the Company or any of its Subsidiaries or any other Person of any Hazardous Substance, or any violation of any applicable Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.12. The occurrence of any Change of Control.

7.13. On and after the Closing Date, any Lien purported to be created on any material portion of the Collateral under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on such Collateral (subject to Permitted Liens), except in connection with a release of such Collateral in accordance with the terms of this Agreement.

7.14. This Agreement, any Guaranty or any Security Document (after effectiveness thereof) shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Loan Party shall so state in writing, in each case other than in connection with a release of any Guaranty or security interest in accordance with the terms of this Agreement.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

(a) If any Event of Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans hereunder and the Commitments shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and without any election or action on the part of the Administrative Agent or any Lender.

(b) If any Event of Default occurs and is continuing (other than an Event of Default described in Section 7.6 or 7.7), the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the Commitments hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.

(c) Further, if the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default, as a result of the commencement of a proceeding under any Bankruptcy Law, by operation of law or as a result of an acceleration thereunder, the amount of principal of and premium on the Term Loans that becomes due and payable shall equal 100% of the principal amount of the Term Loans then due on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term Loans accelerated or otherwise becoming due.

8.2. Amendments.

8.2.1 Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default or Event of Default hereunder; provided, however, no such supplemental agreement shall, (a) without the consent of the Administrative Agent, modify any rights or obligations of any kind of the Administrative Agent or (b) without the consent of the Collateral Agent, modify any rights or obligations of any kind of the Collateral Agent, and provided further, that no such supplemental agreement shall,

(a) without the consent of each Lender directly and adversely affected thereby:

(i) increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender and shall require the consent of the Required Lenders only);

(ii) extend the final maturity of any Loan or Commitment (it being understood that a waiver of any condition precedent or of any Event of Default (other than an Event of Default under Section 7.2), mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any Loan or Commitment of any Lender and shall require the consent of the Required Lenders only) or forgive all or any portion of the principal amount thereof (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default (other than a Default or an Event of Default, in each case, under Section 7.2) or mandatory prepayment shall not constitute a reduction in principal and shall require the consent of the Required Lenders only), or reduce the stated rate of interest (it being understood a waiver of default interest is not a reduction in the stated rate of interest and shall require the consent of the Required Lenders only) or fees or extend the time of payment of interest or fees thereon;

(iii) extend the grace period applicable to Events of Default described in Section 7.2;

(iv) change the currency in which any Term Loan or Commitment is denominated;

(v) amend Section 2.10 or 12.2 or amend or modify, directly or indirectly, any provision of any Loan Document that requires payments to the Lenders to be made on a ratable basis or shared on a ratable basis;

(vi) directly or indirectly (A) subordinate any of the Credit Facility or Obligations in right of payment to the prior payment of any other Indebtedness or obligations of the Loan Parties or (B) subordinate the Liens on any of the Collateral to any other Lien on such Collateral securing any other Indebtedness or obligations of the Loan Parties, unless such Lender has been offered a bona fide opportunity to participate in the transaction on a pro rata basis and has declined, failed to respond within five (5) Business Days or not accepted the opportunity to participate; or

(vii) designate any Subsidiary as “unrestricted” or otherwise exclude any Subsidiary from the requirements applicable to Subsidiaries pursuant to this Agreement;

(b) [reserved];

(c) without the consent of all Lenders:

(i) amend this Section 8.2.1, reduce the percentage specified in the definitions of Required Lenders or Supermajority Lenders or include any new or increased Aggregate Outstandings or Aggregate Commitments established pursuant to any amendment hereto in the definitions of Required Lenders or Supermajority Lenders or threshold calculation in clause (e) below for purposes of any consent to be obtained therewith in connection with any transaction contemplated at the time of such amendment;

(ii) release all or substantially all of the Liens on the Collateral securing the Obligations or the Guarantors from the Guaranty, provided that for the avoidance of doubt releases pursuant to Section 11.9 will not require any amendment or waiver of this Agreement (it being understood that the determination that any assets acquired after the Closing Date shall not constitute or be required to constitute Collateral shall not be deemed a release of Collateral); or

(iii) permit the Company to assign its rights under this Agreement; or

(d) subject to Section 8.2.1(c)(ii), without the consent of Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 90.0% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders, directly or indirectly have the effect of releasing Liens on Collateral with a fair market value in excess of 25.0% of the fair market value of the Collateral of all Loan Parties on a consolidated basis immediately prior to giving effect to such release or Guarantors with total assets or revenues in the aggregate in excess of 25.0% of the total assets or revenues, as applicable, of all Loan Parties on a consolidated basis immediately prior to giving effect to such release in connection with any financing transaction (including liability management transactions), unless each Lender has been offered a bona fide opportunity to participate in such transaction on a pro rata basis and has declined, failed to respond within five (5) Business Days or not accepted the opportunity to participate.

8.2.2 [Reserved].

8.2.3 Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Aggregate Outstandings of such Defaulting Lender shall be disregarded, in each case except as provided in Section 2.17(a).

8.2.4 Notwithstanding anything to the contrary herein or in any other Loan Document, (a) [reserved]; (b) Permitted Amendments may be executed and shall be effective in accordance with the terms of Section 2.22 when signed by the parties required under such Section; (c) [reserved], (d) [reserved], (e) any amendment to this Section 8.2.4 shall require the consent of each Term Lender adversely affected thereby and (f) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

8.2.5 Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

8.2.6 Notwithstanding anything to the contrary herein or in any other Loan Document, (a) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; (b) no modification or waiver of any provision of this Agreement relating to the Collateral Agent shall be effective without the written consent of the Collateral Agent; (c) [reserved]; and (d) the Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.

8.2.7 Notwithstanding anything to the contrary herein or in any other Loan Document, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or the Collateral Agent (as applicable) and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent or the Collateral Agent (as applicable), as required hereunder or each acting at the direction of the Required Lenders, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

8.2.8 The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any Loan Document unless such consideration is offered to all Lender and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that, this Section 8.2.8 may not be amended, modified or waived without the consent of each Lender directly and adversely affected thereby.

8.2.9 Notwithstanding anything contained herein or in any other Loan Document to the contrary, for purposes of any provision herein or in any other Loan Document that requires or permits an Agent to act at the direction of the Required Lenders, the Agent shall be entitled (but not obligated) to approve and/or take such action (and shall be deemed to be acting at the direction of the Required Lenders) if an Agent has provided notice to the Lenders of such contemplated document, instrument, agreement, request or extension and has not received written notice of objection from the Lenders constituting the Required Lenders within five (5) Business Days of providing such notice; provided however, that this Section 8.2.9 shall not apply for purposes of any provision contained herein or in any other Loan Document relating to the enforcement of rights and/or remedies as a result of the occurrence of a Default or Event of Default.

8.3. Preservation of Rights. No delay or omission of the Lenders, the Administrative Agent or the Collateral Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Collateral Agent and the Lenders until the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) have been paid in full.

ARTICLE IX

[RESERVED]

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement; Integration. The Loan Documents embody the entire agreement and understanding among the Company, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders and supersede all prior agreements and understandings among the Company, the other Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders relating to the subject matter thereof other than any separate letter agreements among the Company and the Administrative Agent and/or the Collateral Agent which survive the execution of the Loan Documents.

10.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent and/or the Collateral Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6. Expenses; Indemnification.

(a) The Company shall reimburse the Agents (including any of their respective Affiliates) and each Lender (including any of its respective Affiliates) for any reasonable out-of-pocket costs and expenses documented in reasonable detail (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of (i) White & Case LLP, as counsel to the Agents (plus one firm of local counsel to the Agents in each relevant jurisdiction and one firm of conflicts counsel to the Agents if the Agents determine engaging such counsel is appropriate in their sole discretion)) and (ii) the Ad Hoc Group Advisors (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may be reasonably necessary), upon presentation of a reasonably detailed statement of all such costs and expenses, paid or incurred by the Agents (including any of their respective Affiliates) and the Lenders (including any of their respective Affiliates) in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents. The Company also agrees to reimburse the Agents and the Lenders for any reasonable out-of-pocket costs and expenses (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of (i) White & Case LLP, as counsel to the Agents (plus one firm of local counsel to the Agents in each relevant jurisdiction and one firm of conflicts counsel to the Agents if the Agents determine engaging such counsel is appropriate in their sole discretion) and (ii) Davis Polk & Wardwell LLP (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may be reasonably necessary)) paid or incurred by the Agents or any Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Company hereby further agrees to indemnify the Agents, each Lender and the respective Related Parties of each of the foregoing (each such party, an “Indemnitee”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses, including without limitation, any reasonable and documented (in reasonable detail) fees and expenses (but limited in the case of fees and expenses, to the reasonable fees, charges and disbursements of (i) White & Case LLP, as counsel to the Agents (plus one firm of local counsel to the Agents in each relevant jurisdiction and one firm of conflicts counsel to the Agents if the Agents determine engaging such counsel is appropriate in their sole discretion) and (ii) the Ad Hoc Group Advisors (plus one firm of local counsel per material jurisdiction to the Ad Hoc Group as may be reasonably necessary)) of any such Indemnitee to the extent arising out of, in connection with or as a result of the Transactions, including, without limitation, (i) the financings contemplated thereby, or any transactions connected therewith (including the Transactions) or any claim, litigation, investigation or proceeding (regardless of whether any such Indemnitee is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Company or any of its Subsidiaries) to the extent related to any of the foregoing and (ii) the Release of Hazardous Substances at any real property or facility currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related to the Company or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, (b) [reserved] or (c) any dispute solely among Indemnitees or their respective Related Parties other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role under the Credit Facility and other than claims to the extent arising out of any act or omission on the part of the Company or its Affiliates. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. The obligations of the Company under this Section 10.6 shall survive the termination of this Agreement.

10.7. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.8. Non-liability of Agents and Lenders. The relationship between the Company and the Lenders shall be solely that of borrower and lender. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any fiduciary responsibilities to the Company. Neither the Administrative Agent, the Collateral Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent, the Collateral Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or material breach of any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent, the Collateral Agent nor any Lender shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents, the Transactions or the other transactions contemplated thereby.

10.9. Confidentiality.

(a) Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.9, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) as permitted by Section 13.2 hereof, (viii) with the consent of the Company or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.9 or any agreement contemplated by this Section 10.9 or (2) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis from a source other than the Company (and not in breach of this Section 10.9 or any agreement contemplated by this Section 10.9). For the purposes of this Section 10.9, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Company or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Notwithstanding the above, nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents.

(c) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.9(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS ACKNOWLEDGES THAT SOME OR ALL OF THE INFORMATION AS DEFINED IN SECTION 10.9(a) IS OR MAY BE PRICE SENSITIVE INFORMATION AND THAT THE USE OF SUCH INFORMATION MAY BE REGULATED OR PROHIBITED BY APPLICABLE LEGISLATION INCLUDING SECURITIES LAWS RELATING TO INSIDER TRADING AND EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS UNDERTAKES NOT TO USE ANY INFORMATION FOR ANY UNLAWFUL PURPOSE.

(e) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.10. Non-reliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

10.11. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE XI

THE AGENTS

11.1. Appointment. Each of the Lenders hereby irrevocably appoints (a) the Administrative Agent as its administrative agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and (b) the Collateral Agent as its collateral agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(a) Each of the Lenders authorizes each of the Agents to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to such Agent under or in connection with this Agreement and the other Loan Documents together with any other incidental rights, powers, authorities and discretions.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

11.2. [Reserved].

11.3. Limitation of Duties and Immunities. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties or be held to be a trustee or fiduciary for any Secured Party, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent and the Collateral Agent (as applicable) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent and the Collateral Agent are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as required hereunder); provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in their opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law, (c) except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity, (d) the Collateral Agent reserves the right to conduct a Phase I environmental assessment prior to foreclosing on any real estate Collateral or mortgage Collateral, (e) the Collateral Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk, (f) in the event that, following a foreclosure in respect of any Collateral, the Collateral Agent acquires title to any portion of such Collateral or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause the Collateral Agent to incur liability under CERCLA or any other Federal, state or local law, the Collateral

Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court appointed receiver, (g) neither the Administrative Agent nor the Collateral Agent (as applicable) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, Collateral Agent or any of its Affiliates in any capacity; and (h) the duties or obligations of the Administrative Agent and Collateral Agent shall be solely mechanical and administrative in nature. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall each be deemed not to have knowledge of any Default or Event of Default unless and until written notice stating such notice is a notice of a Default or an Event of Default thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4. Reliance on Third Parties. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made in writing and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5. Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent or Collateral Agent, as applicable.

11.6. Successor Agent. Any Agent may resign upon 30 days’ notice by notifying the Lenders and the Company. Upon any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor from among the Lenders that is a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company. The Company may, with the consent of the Required Lenders, by 30 days’ notice in writing to the applicable Agent, remove such Agent and appoint a successor to such Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent. Whether or not a successor has been appointed such resignation or removal shall become effective in accordance with the notice given by the Agent or the Company, as applicable, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.

11.7. Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.

11.8. [Reserved].

11.9. Permitted Release of Collateral and Guarantors.

(a) Automatic Release. If any Collateral is the subject of a Disposition (other than to another Loan Party) which is permitted under Section 6.14, the Liens in such Collateral granted under the Loan Documents shall automatically terminate with respect to such Collateral, and such Collateral will be disposed of free and clear of all such Liens.

(b) Written Release. The Collateral Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an Authorized Officer of the Company certifying in writing to the Collateral Agent that the proposed Disposition of Collateral is not to a Loan Party and is permitted under Section 6.14. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 11.9 or the provisions of Section 8.2.

(c) Other Authorized Release and Subordination. The Collateral Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to: (i) subordinate or release the Liens granted to the Collateral Agent to secure the Obligations with respect to any Property which is permitted to be subject to a Lien of the type described in clauses (c), (d) and (f) of the definition of Permitted Encumbrances and clause (vii) of Section 6.16, (ii) release the Collateral Agent’s Liens upon the termination in full of the Commitments and the repayment in full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) and (iii) release the Collateral Agent’s Liens upon any Collateral that becomes an Excluded Asset; provided, that if as of the date of the requested release under clause (i): (A) the Company is subject to a proceeding of the type described in Section 7.6 or 7.7, or (B) the Collateral Agent is applying the proceeds of Collateral in accordance with Section 2.10(b), then the Collateral Agent shall not release its Liens until the termination in full of the Commitments and the repayment in full of all Obligations (other than contingent indemnification obligations not then due).

(d) Authorized Release of Guarantors. If the Administrative Agent shall have received a certificate of an Authorized Officer of the Company requesting the release of a Guarantor, certifying that the Administrative Agent is authorized to release such Guarantor because (x) the Capital Stock issued by such Guarantor have been disposed of to a Person other than a Loan Party in a transaction permitted by Section 6.14 (or with the consent of the Required Lenders pursuant to Section 8.2) or (y) such Guarantor is no longer required to provide a Guaranty pursuant to Section 2.18 (including, but not limited to, the release upon or after the Closing Date of any Guarantor that is an Excluded Subsidiary), then the Collateral Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Collateral Agent to secure the Obligations in the assets of such Guarantor and release such Guarantor from all obligations under the Loan Documents; provided that notwithstanding anything to the contrary herein, no Guarantor shall be released from its obligations under the Loan Documents solely by reason of such Guarantor ceasing to be a Wholly Owned Subsidiary unless such Guarantor ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to a Person that is not an Affiliate of the Company and such sale or transfer is made for a bona fide business purpose of the Company and its Subsidiaries and not for the primary purpose of evading the requirements of Sections 2.18, 6.9 and 6.12. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party.

(e) Intercreditor Arrangements.

(i) Each Agent is authorized to enter into or amend any intercreditor or Subordination Agreement with respect to Indebtedness that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens (other than Liens on Collateral contemplated to rank senior or on an equal priority basis with the Liens securing the Obligations) and which Indebtedness contemplates or would necessitate an intercreditor, subordination or collateral trust agreement (any such agreement, an “Additional Agreement”), and the Secured Parties acknowledge that the Additional Agreements are binding upon them. Each Secured Party (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Additional Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(ii) [Reserved].

11.10. Perfection by Possession and Control. The Collateral Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Collateral Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Collateral Agent in accordance with the terms and provisions hereof.

11.11. Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Person (other than a party hereto) (a “non-Party Secured Party”) that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither any Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any non-Party Secured Party and (b) no non-Party Secured Party that is owed any Obligation shall be included in any voting determinations under the Loan Documents or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. No Agent shall have any liabilities, obligations or responsibilities of any kind whatsoever to any non-Party Secured Party who is owed any Obligation. The Agents shall deal solely and directly with the parties to the Loan Documents in connection with all matters relating to the Loan Documents. The Obligation owed to any non-Party Secured Party that is an Affiliate of a Lender (or a Person that was a Lender at the time of designation of any such obligation as an Obligation) shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

11.12. [Reserved].

11.13. Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, the Company, each Agent and each Lender hereby agree that (A) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in any Guaranty, it being understood and agreed that all powers, rights and remedies under any Guaranty and the Security Documents may be exercised solely by the Administrative Agent or the Collateral Agent (as applicable) (acting at the direction of the Required Lenders) for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Collateral Agent (acting at the direction of the Required Lenders) on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

11.14. Additional Exculpatory Provisions.

(a) Neither the Administrative Agent nor the Collateral Agent:

(i) shall be liable for any action taken or not taken by it, in each case, in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent and Collateral Agent in writing by the Company or a Lender;

(ii) shall be responsible for or have any duty to ascertain or inquire into: (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (4) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (5) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to ensure that any Liens granted to the Collateral Agent pursuant to this Agreement or any other Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, or (6) the satisfaction of any condition set forth in Article IV or elsewhere herein or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall have any responsibility, for or liability with respect to, monitoring compliance of any other party to the Loan Documents or any other document related hereto or thereto. Neither the Administrative Agent nor the Collateral Agent shall have any duty to monitor the value or rating of any Collateral on an ongoing basis. Other than in respect of legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Collateral or Security Documents, the Administrative Agent and Collateral Agent are not authorized to act on behalf of a Lender (without first obtaining that Lender’s prior written consent) in any legal or arbitration proceedings relating to this Agreement or any Loan Document;

(iii) shall be accountable for the use or application by any Person of disbursements properly made by the Administrative Agent or the Collateral Agent in conformity with the provisions of the Loan Documents or of moneys received from the Loan Parties; or

(iv) shall be required to take any action, perform any duties or responsibilities or exercise any rights, powers, authorities or discretions that, in its opinion or the opinion of its counsel, may lead it to expend its own funds or expose it to liability (financial or otherwise) or that is contrary to any Loan Document or applicable law (for the avoidance of doubt, the Administrative Agent and Collateral Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions).

(b) The Collateral Agent and the Administrative Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Collateral Agent and the Administrative Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, the Collateral Agent and the Administrative Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. If in the administration of the Loan Documents the Administrative Agent and the Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Agent (unless other evidence shall be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Required Lenders.

(c) In no event shall the Administrative Agent or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(d) None of the Administrative Agent or the Collateral Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter.

(e) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

11.15. [Reserved].

11.16. Certain Acknowledgement of Lenders.

(a) Each Lender hereby agrees that (x) if any Agent notifies such Lender that such Agent has determined in its sole discretion that any funds received by such Lender from such Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent at the greater of the NYFRB Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to such Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Lender under this Section 11.16 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from any Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to such Agent at the greater of the NYFRB Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Company and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the applicable Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company.

(d) Each party’s obligations under this Section 11.16 shall survive the resignation or replacement of any Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

11.17. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its Affiliates, and each of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents and sub-agents, to the extent that such Agent shall not have been reimbursed by any Loan Party (but without limiting such Loan Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, or any of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents or sub-agents, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agents are not reimbursed for such expenses by the Company or another Loan Party. Amounts payable pursuant to this Section 11.17 shall be payable on demand.

The agreements in this Article XI shall survive the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE XII

SETOFF; ADJUSTMENTS AMONG LENDERS

12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing by the Company; provided, that if any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from the Company (other than payments received pursuant to Section 3.2, 3.3, 3.4, 10.6 or as otherwise expressly set forth in this Agreement) in a greater proportion than that received by any other Lender on its Obligations owing from the Company, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to the Company held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to the Company. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives any protection for its Obligations or such amounts which may be subject to setoff from or with respect to the Company, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their Obligations owing by the Company. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.1. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 13.1) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than an Ineligible Person or a Disqualified Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under 7.2, 7.6 or 7.7 has occurred and is continuing, any other assignee, and provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under Sections 7.2, 7.6 or 7.7 has occurred and is continuing or if the assignment is to another Lender or an Affiliate of a Lender;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent in its sole discretion) with a processing and recordation fee of $3,500; provided that (i) no such fee shall be payable in the event of an assignment by a Lender to an Affiliate or Approved Fund of such Lender and (ii) only one such fee shall be payable in the event of related assignments to or from a Lender and one or more of such Lender’s Affiliates or Approved Funds; and

(D) the assignee, if it has not already done so, shall deliver to the Administrative Agent any tax forms required by Section 3.4(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed, underwritten, advised or subadvised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages or subadvises a Lender.

(iii) Notwithstanding anything to the contrary contained in any provisions of this Agreement, the Company may repurchase outstanding Term Loans pursuant to open market purchases subject to the following conditions: (A) any such open market purchase is arranged by a third-party broker and is open to all Lenders on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) the consideration for any such proposed purchase is cash and (D) any Term Loans repurchased pursuant to this Section 13.1 shall be automatically and permanently canceled upon acquisition thereof by the Company and are thereafter no longer outstanding for any purpose hereunder.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 13.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, subject to paragraph (d) of this Section 13.1, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 (subject to the requirements and limitations of Section 3.4) and 10.6 and the obligations of Section 10.9 with respect to Information (as defined in such Section) received by it while a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 13.1.

(v) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.4(f) (unless the assignee shall already have provided such forms), the processing and recordation fee referred to in paragraph (b) of this Section 13.1 and any written consent to such assignment required by paragraph (b) of this Section 13.1, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities, other than an Ineligible Person or, to the extent a list thereof has been posted by the Administrative Agent to all the Lenders, Disqualified Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (i) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (ii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 8.2.1 that affects such Participant. Subject to paragraph (d) of this Section 13.1, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.1, except as provided under Section 13.1(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts of and stated interest on each

Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) No Participant shall be entitled to receive any greater payment under Section 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 13.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2. Dissemination of Information. The Company authorizes each Lender to disclose, solely in compliance with applicable laws, to any Participant or potential assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Loan Documents and the creditworthiness of the Company and its Subsidiaries (including the Disqualified Lender list), provided that each Transferee and prospective Transferee agrees to be bound by Section 10.9.

ARTICLE XIV

NOTICES

14.1. Notices. Except as otherwise permitted by Section 2.11 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party:

(a) in the case of the Company to:

Diebold Nixdorf, Incorporated

5995 Mayfair Road

North Canton, Ohio 44720-1507

Attention: Vice President & Treasurer

Telecopy No.: 330-490-6823

Telephone: 330-490-6713

E-mail: james.barna@diebold.com

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Heather Lennox

Kevin Samuels

Telephone: 216-586-7111

216-586-7196

Email: hlennox@jonesday.com

   kmsamuels@jonesday.com

with a copy to:

Sullivan & Cromwell

125 Broad Street

New York, New York 10004

Attention: Ari Blaut

Telephone: 212-558-1656

E-mail: blauta@sullcrom.com

(b) in the case of the Administrative Agent:

GLAS USA LLC

3 Second Street, Suite 206

Jersey City, New Jersey 07302

Attention: Transaction Management

Telephone: 201-839-2181

E-mail: TMGUS@glas.agency; clientservices.americas@glas.agency with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: 212-819-8200

E-mail: rbennett@whitecase.com

(c) in the case of the Collateral Agent to:

GLAS AMERICAS LLC

3 Second Street, Suite 206

Jersey City, New Jersey 07302

Attention: Transaction Management

Telephone: 201-839-2181

E-mail: TMGUS@glas.agency; clientservices.americas@glas.agency with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: 212-819-8200

E-mail: rbennett@whitecase.com

(d) in the case of any Lender, at its address or e-mail address set forth in its Administrative Questionnaire or as otherwise established pursuant to an Assignment and Assumption (and the related Administrative Questionnaire); or

(e) in the case of any party, at such other address or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Collateral Agent and the Company in accordance with the provisions of this Section 14.1.

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by electronic transmission, when transmitted and received (with an appropriate confirmation of receipt of delivery and during normal business hours), all pursuant to procedures approved by the Administrative Agent, provided that the approval of such procedures may be modified or revoked by the Administrative Agent from time to time with reasonable prior notice to the Company and may be limited to particular notices or other communications, or (iii) if given by any other means, when delivered at the address specified in this Section 14.1; provided that notices to the Administrative Agent or the Collateral Agent under Article II shall not be effective until received.

Any communication or document made or delivered to the Company in accordance with this Section 14.1 will be deemed to have been made or delivered to the Company and each Subsidiary.

14.2. Change of Address. The Company, the Administrative Agent, the Collateral Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (except for the Initial Lenders, none of which shall be required to provide an executed counterpart of this Agreement), and thereafter shall be binding upon and inure to the benefit of the parties hereto (including, for the avoidance of doubt, the Initial Lenders, irrespective of whether such Initial Lender has provided an executed counterpart of this Agreement) and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XVI

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1. Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

16.2. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.2.

16.3. Submission to Jurisdiction; Waivers.

(a) Each party hereto hereby irrevocably and unconditionally:

(i) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (i) of this Section 16.3;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address specified in Section 14.1, or (in the case of the Company) at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction in which the defendant is domiciled; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or the property thereof in the courts of any jurisdiction where such party is domiciled. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Subsidiary hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(a)(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notices set forth in Section 14.1.

16.4. Acknowledgments. The Company hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Administrative Agent, Collateral Agent or Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Administrative Agent, Collateral Agent or Lenders have advised or are advising the Loan Parties on other matters, and the relationship between the Administrative Agent, Collateral Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Administrative Agent, Collateral Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Administrative Agent, Collateral Agent and Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Administrative Agent, Collateral Agent and Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Administrative Agent, Collateral Agent and Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Administrative Agent, Collateral Agent and Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, (g) none of the Administrative Agent or Lenders has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Administrative Agent or Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Collateral Agent or Lenders or among the Loan Parties and the Administrative Agent, Collateral Agent or Lenders.

ARTICLE XVII

CERTAIN ADDITIONAL MATTERS

17.1. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

17.2. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.3. Original Issue Discount Legend. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE AMOUNT OF ISSUE PRICE, ORIGINAL ISSUE DISCOUNT, YIELD TO MATURITY AND ISSUE DATE OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE COMPANY AT ITS ADDRESS AS SPECIFIED IN THIS AGREEMENT.

17.4. DIP Credit Agreement. Notwithstanding anything to the contrary in the DIP Credit Agreement, this Agreement or in any other Loan Document, the provisions and agreements in Section 2.23 of the DIP Credit Agreement shall survive the termination of the DIP Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DIEBOLD NIXDORF, INCORPORATED

By:	/s/ Jonathan Leiken
	Name:	Jonathan Leiken
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

[Signature Page to the Exit Credit Agreement]

Accepted and Agreed:

GLAS USA LLC, as Administrative Agent

By:	/s/ Katie Fischer
	Name:	Katie Fischer
	Title:	Vice President

GLAS Americas LLC, as Collateral Agent

By:	/s/ Katie Fischer
	Name:	Katie Fischer
	Title:	Vice President

[Signature Page to the Exit Credit Agreement]

Lender Signature Page to

the Exit Credit Facility

[Lender Signature Pages Redacted]